Exhibit 10.1

Execution Version

$5,000,000,000

SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

Dated as of March 28, 2023

among

ABBVIE inc.,
as Borrower,

VARIOUS FINANCIAL INSTITUTIONS,
as Lenders,

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

BANK OF AMERICA, N.A.

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Syndication Agents

JPMORGAN CHASE BANK, N.A.,

BofA Securities, Inc.,

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Lead Arrangers and Bookrunners

BARCLAYS BANK PLC,

BNP PARIBAS,

CITIBANK, N.A.,

DEUTSCHE BANK SECURITIES INC.,

GOLDMAN SACHS BANK USA,

HSBC BANK USA, NATIONAL ASSOCIATION,

MIZUHO BANK, LTD.,

SOCIETE GENERALE,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Documentation Agents

i

SCHEDULES

Schedule I	-	Commitments
Schedule II	-	Administrative Agent’s Office; Certain Addresses for Notices
Schedule 4.01(f)	-	Legal Proceedings
Schedule 5.01(h)	-	Affiliate Transactions

EXHIBITS

Exhibit A	-	Form of Notice of Borrowing
Exhibit B	-	Form of Assignment and Acceptance

SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

This Second Amended and Restated Revolving Credit Agreement (this “Agreement”) dated as of March 28, 2023 is among AbbVie Inc., a corporation organized and existing under the laws of the State of Delaware (the “Borrower”), the Lenders (as defined below) that are parties hereto, and JPMorgan Chase Bank, N.A., as administrative agent (together with any successor thereto appointed pursuant to Article VII, and including any applicable designated Affiliate, the “Administrative Agent”) for the Lenders.

RECITALS

WHEREAS, the Borrower, the Administrative Agent and certain Lenders are parties to that certain Amended and Restated Revolving Credit Agreement, dated as of August 27, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”); and

WHEREAS, subject to and upon the terms and conditions set forth herein, the parties wish to amend and restate the Existing Credit Agreement in its entirety in the form of this Agreement.

NOW THEREFORE, in consideration of the premises, provisions, covenants and mutual agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Existing Credit Agreement shall be and is hereby amended and restated as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01      Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition by the Borrower or any of its Subsidiaries of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition by the Borrower or any of its Subsidiaries of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary of the Borrower or (c) a merger or consolidation or any other combination by the Borrower or any of its Subsidiaries with another Person (other than a Person that is a Subsidiary) provided that the Borrower (or a Person that succeeds to the Borrower pursuant to Section 5.02(b) in connection with such transaction or series of related transactions) or a Subsidiary of the Borrower (or a Person that becomes a Subsidiary of the Borrower as a result of such transaction) is the surviving entity; provided that any Person that is a Subsidiary at the time of execution of the definitive agreement related to any such transaction or series of related transactions (or, in the case of a tender offer or similar transaction, at the time of filing of the definitive offer document) shall constitute a Subsidiary for purposes of this definition even if in connection with such transaction or series of related transactions, such Person becomes a direct or indirect holding company of the Borrower.

“Acquisition Debt” means any Borrowed Debt of the Borrower or any of its Subsidiaries that has been issued or incurred for the purpose of financing, in whole or in part, a Material Acquisition and any related transactions or series of related transactions (including for the purpose of refinancing or replacing all or a portion of any pre-existing Borrowed Debt of the Borrower, any of its Subsidiaries or the Person(s) or assets to be acquired).

“Additional Lender” means an Eligible Assignee not previously a Lender that becomes a Lender hereunder pursuant to Section 2.05(d).

“Adjusted Daily Simple RFR” means (i) with respect to any RFR Advance denominated in Sterling, an interest rate per annum equal to the Daily Simple RFR for Sterling and (ii) with respect to any RFR Advance denominated in Dollars, an interest rate per annum equal to (a) the Daily Simple RFR for Dollars, plus (b) 0.10%; provided that if the Adjusted Daily Simple RFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted EURIBOR Rate” means, with respect to any Advances denominated in Euros and for any Interest Period, the EURIBOR Screen Rate two TARGET Days prior to the commencement of such Interest Period.

“Adjusted EURIBOR Rate Advance” means an Advance denominated in Euros that bears interest as provided in Section 2.07(a)(ii).

“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(i)(2).

“Administrative Agent” has the meaning set forth in the preamble hereto.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule II, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in the form supplied by the Administrative Agent.

“Advance” means an advance made by a Lender pursuant to its Commitment to the Borrower as part of a Borrowing.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agency Fee Letter” means the Arrangement and Agency Fee Letter, dated as of March 7, 2023, by and between the Borrower and the Administrative Agent.

“Agents” means, collectively, the Administrative Agent, the Lead Arrangers, each Syndication Agent and each Documentation Agent.

“Agreed Currencies” means Dollars and each Alternative Currency.

“Agreement” has the meaning set forth in the introduction hereto.

“Agreement Currency” has the meaning set forth in Section 8.15.

“Agreement Value” means, with respect to any Hedge Agreement at any date of determination, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements.

“Alternative Currency” means Sterling, Euro and any other currency that has been designated by the Administrative Agent as an Alternative Currency at the request of the Borrower and with the consent of (i) the Administrative Agent and (ii) each Lender. In order to implement any Alternative Currency approved by the Lenders (other than Sterling or Euro), the Administrative Agent and the Borrower may make any technical or operational changes to this agreement as necessary without any further consent from any Lenders.

“Ancillary Document” has the meaning set forth in Section 8.10(b).

“Anti-Corruption Laws” has the meaning set forth in Section 4.01(s).

“Applicable Creditor” has the meaning set forth in Section 8.15.

“Applicable Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Applicable Lending Office” or similar concept in its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office, branch, Subsidiary or affiliate of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Applicable Margin” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

	Public Debt Rating S&P/Moody’s	Applicable Margin for Adjusted Term SOFR Rate Advances, Adjusted EURIBOR Rate Advances and SONIA Rate Advances	Applicable Margin for Base Rate Advances
Level 1:	A/A2 or above	0.680%	0.000%
Level 2:	Less than Level 1 but at least A-/A3	0.7950%	0.000%
Level 3:	Less than Level 2 but at least BBB+/Baa1	0.910%	0.0000%
Level 4:	Less than Level 3 but at least BBB/Baa2	1.0150%	0.0150%
Level 5:	Less than Level 4 but at least BBB-/Baa3	1.1250%	0.1250%
Level 6:	Less than Level 5	1.3250%	0.3250%

“Applicable Percentage” means, in the case of the facility fee paid pursuant to Section 2.04(a), as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

	Public Debt Rating S&P/Moody’s	Applicable Percentage
Level 1:	A/A2 or above	0.070%
Level 2:	Less than Level 1 but at least A-/A3	0.080%
Level 3:	Less than Level 2 but at least BBB+/Baa1	0.090%
Level 4:	Less than Level 3 but at least BBB/Baa2	0.11%
Level 5:	Less than Level 4 but at least BBB-/Baa3	0.1250%
Level 6:	Less than Level 5	0.1750%

“Approved Electronic Platform” has the meaning set forth in Section 8.02(c).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit B hereto.

“Availability Period” means the period starting on the Effective Date and ending on the Commitment Termination Date.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for such Benchmark and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (v) of Section 2.08(e).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.08(e) (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.08(e)(ii)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 1.0%, such rate shall be deemed to be 1.0% for purposes of this Agreement.

“Base Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(i)(1).

“Benchmark” means, initially, with respect to any (i) RFR Advance in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency or (ii) Term Benchmark Advance, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (ii) of Section 2.08(e).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Advance denominated in an Alternative Currency, “Benchmark Replacement” shall mean the alternative set forth in (2) below:

(1)            in the case of any Advance denominated in Dollars, the Adjusted Daily Simple RFR for Dollars; and

(2)            the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Advance denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or the published component used in the calculation thereof); or

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark only if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.08(e) and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.08(e).

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Persons whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Borrowed Debt” means any Debt for money borrowed, including loans, hybrid securities, debt convertible into Equity Interests and any Debt for money borrowed represented by notes, bonds, debentures or other similar evidences of Debt for money borrowed.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrower Materials” has the meaning set forth in Section 5.01(i).

“Borrowing” means a borrowing consisting of simultaneous Advances denominated in the same currency and of the same Type and, with respect to Adjusted Term SOFR Rate Advances and Adjusted EURIBOR Rate Advances, having the same Interest Period, made by each of the Lenders to the Borrower pursuant to Section 2.01.

“Borrowing Minimum” means $10,000,000.

“Borrowing Multiple” means $1,000,000.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York City or Chicago and, as applicable, (a) with respect to Dollar denominated Advances, any day on which dealings in Dollar deposits are not conducted by and between banks in the London interbank eurocurrency market, (b) with respect to Sterling denominated Advances, any day on which commercial banks are authorized to close under the laws of, or are in fact closed in London and (c) with respect to Euro denominated Advances, any day on which TARGET is not open for the settlement of payments in Euro.

“Calculation Date” has the meaning set forth in Section 1.05.

“CBR Advance” means an Advance that bears interest at a rate determined by reference to the Central Bank Rate.

“CBR Spread” means the Applicable Margin, applicable to such Advance that is replaced by a CBR Advance.

“Central Bank Rate” means, (A) the greater of (I) for any Advance denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time and (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time and (II) the Floor; plus (B) the applicable Central Bank Rate Adjustment.

“Central Bank Rate Adjustment” means, for any day, for any Advance denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period and (b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for Sterling Borrowings for the five most recent RFR Business Days preceding such day for which Adjusted Daily Simple RFR for Sterling Borrowings was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate, on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month.

“Charges” has the meaning set forth in Section 8.20.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Commitment” means as to any Lender, the commitment of such Lender to make an Advance pursuant to Section 2.01, as such commitment may be increased or reduced from time to time pursuant to the terms hereof (including by way of assignment or otherwise). The initial amount of each Lender’s Commitment is (a) the amount set forth in the column labeled “Commitment” opposite such Lender’s name on Schedule I hereto, or (b) if such Lender has entered into any Assignment and Acceptance or Lender Joinder Agreement, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(d), as such amount may be increased or reduced pursuant to Section 2.05. As of the Effective Date, the aggregate amount of the Commitments is $5,000,000,000, as such amount may be reduced in accordance with Section 2.05(b), 2.05(c) or 6.01 or increased in accordance with Section 2.05(d).

“Commitment Termination Date” means the date that is the fifth anniversary of the Effective Date, as such date may be extended with respect to any Consenting Lender pursuant to Section 2.05(e) (or if such date is not a Business Day, the immediately preceding Business Day).

“Communications” has the meaning set forth in Section 8.02(e).

“Consenting Lender” has the meaning set forth in Section 2.05(e).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated EBITDA” means, for any fiscal period, the Consolidated net income of the Borrower and its Subsidiaries for such period determined in accordance with GAAP plus the following, to the extent deducted in calculating such Consolidated net income: (a) Consolidated Interest Expense, (b) the provision for Federal, state, local and foreign taxes based on income, profits, revenue, business activities, capital (other than capital gain or loss) or similar measures payable by the Borrower and its Subsidiaries in each case, as set forth on the financial statements of the Consolidated Group, (c) depreciation and amortization expense, (d) any extraordinary or unusual charges, expenses or losses, (e) net after-tax losses (including all fees and expenses or charges relating thereto) on sales of assets outside of the ordinary course of business and net after-tax losses from discontinued operations, (f) any net after-tax losses (including all fees and expenses or charges relating thereto) on the retirement of debt, (g) any other nonrecurring or non-cash charges, expenses or losses (including charges, fees and expenses incurred in connection with the Transactions or any issuance of Debt or equity, acquisitions, investments, restructuring activities, asset sales or divestitures permitted hereunder, whether or not successful) (h) minority interest expense, and (i) non-cash stock option expenses, non-cash equity-based compensation and/or non-cash expenses related to stock-based compensation, and minus, to the extent included in calculating such Consolidated net income for such period, the sum of (i) any extraordinary or unusual income or gains, (ii) net after-tax gains (less all fees and expenses or charges relating thereto) on the sales of assets outside of the ordinary course of business and net after-tax gains from discontinued operations (without duplication of any amounts added back in clause (b) of this definition), (iii) any net after-tax gains (less all fees and expenses or charges relating thereto) on the retirement of debt, (iv) any other nonrecurring or non-cash income and (v) minority interest income, all as determined on a Consolidated basis. In addition, in the event that the Borrower or any of its Subsidiaries acquired or disposed of any Person, business unit or line of business or made any investment during the relevant period, in each case involving the payment or receipt of consideration (including non-cash, contingent and deferred consideration) by the Borrower or any of its Subsidiaries with a fair market value in excess of $5,000,000,000 (as determined by the Borrower in good faith upon the consummation of such acquisition, disposition or investment), Consolidated EBITDA will be determined giving pro forma effect to such acquisition, disposition or investment as if such acquisition, disposition or investment and any related incurrence or repayment of Debt had occurred on the first day of the relevant period, taking into account any cost savings projected to be realized as a result of such acquisition, disposition or investment (x) determined by the Borrower in good faith and reasonably acceptable to the Administrative Agent or (y) to the extent permitted to be included under Regulation S-X of the SEC.

“Consolidated Group” means the Borrower and its Subsidiaries.

“Consolidated Interest Expense” means, for any fiscal period, the total interest expense of the Borrower and its Subsidiaries on a Consolidated basis determined in accordance with GAAP, including the imputed interest component of capitalized lease obligations during such period, and all commissions, discounts and other fees and charges owed with respect to letters of credit, if any, and net costs under Hedge Agreements; provided that if the Borrower or any of its Subsidiaries acquired or disposed of any Person or line of business or made any investment during the relevant period, Consolidated Interest Expense will be determined giving pro forma effect to any incurrence or repayment of Debt related to such acquisition, disposition or investment as if such incurrence or repayment of Debt had occurred on the first day of the relevant period.

“Consolidated Leverage Ratio” has the meaning set forth in Section 5.03(a).

“Consolidated Net Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom all current liabilities, as set forth on the Consolidated balance sheet of the Consolidated Group most recently furnished to the Administrative Agent pursuant to Section 5.01(i)(ii) prior to the time as of which Consolidated Net Assets shall be determined (giving pro forma effect to any acquisition, disposition or investment by the Borrower or any of its Subsidiaries involving the payment or receipt of consideration (including non-cash, contingent and deferred consideration) by the Borrower or any of its Subsidiaries with a fair market value in excess of $5,000,000,000 (as determined by the Borrower in good faith upon the consummation of such acquisition, disposition or investment), and any related incurrence or repayment of Debt, that has occurred since the end of the most recent fiscal quarter included in such balance sheet as if such acquisition, disposition or investment, and any such incurrence or repayment of Debt, had occurred on the last day of such fiscal quarter).

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Borrowed Debt of the Borrower and its Subsidiaries determined on a Consolidated basis as of such date.

“Continuing Director” means, with respect to the directors of the Borrower, (a) any director who was a member of the board of directors of the Borrower on the Effective Date and (b) any director who was nominated for election or elected to such board of directors with the approval of the majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Conversion”, “Convert”, or “Converted” each refers to a conversion of Adjusted Term SOFR Rate Advances and / or Base Rate Advances into the other such Type pursuant to Section 2.08 or 2.09.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Advance denominated in (i) Sterling, SONIA Rate or if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day and (ii) Dollars, Daily Simple SOFR.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower or any Lender.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business and other than any earn-out obligation until after such obligation becomes due and payable), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that are or should be, in accordance with GAAP, recorded as capital leases; provided, however, that all obligations of any Person that are or would be characterized as operating lease obligations in accordance with GAAP on August 31, 2018 (whether or not such operating lease obligations were in effect on such date) shall, if so elected by the Borrower, continue to be accounted for as operating lease obligations (and not as capital leases) for purposes of this Agreement regardless of any change in GAAP following such date that would otherwise require such obligations to be characterized or recharacterized (on a prospective or retroactive basis or otherwise) as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below directly guaranteed in any manner by such Person, or the payment of which is otherwise provided for by such Person, and (i) all Debt referred to in clauses (a) through (h) above secured by any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Declining Lender” has the meaning set forth in Section 2.05(e).

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement specified in Article VI that notice be given or time elapse or both; provided that, with respect to Section 6.01(d), no Default shall exist hereunder unless and until an Event of Default has occurred thereunder.

“Default Interest” has the meaning set forth in Section 2.07(b).

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent or the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a governmental authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Disinterested Director” means, with respect to any Person and transaction, a member of the board of directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Documentation Agent” means each of Barclays Bank PLC, BNP Paribas, Citibank, N.A., Deutsche Bank Securities Inc., Goldman Sachs Bank USA, HSBC Bank USA, National Association, Mizuho Bank, Ltd., Societe Generale and Wells Fargo Bank, National Association.

“Dollar Equivalent” means, on any date, (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any currency other than Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such currency at the time in effect pursuant to the provisions of such Section 1.05.

“Dollars” and the “$” sign each means lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary of the Borrower substantially all the property of which is located, or substantially all of the business of which is carried on, within the United States (excluding its territories and possessions and Puerto Rico), provided, however, that the term shall not include any Subsidiary of the Borrower which (i) is engaged principally in the financing of operations outside of the United States or in leasing personal property or financing inventory, receivables or other property or (ii) does not own a Principal Domestic Property.

“Domestic Subsidiary Holding Company” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia substantially all the assets of which consist of Equity Interests (and/or debt) in one or more Subsidiaries that are controlled foreign corporations, as defined under Section 957 of the Internal Revenue Code.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means March 28, 2023, which is the date the conditions set forth in Section 3.01 are satisfied (or waived in accordance with Section 8.01).

“Electronic Signature” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $10,000,000,000; (d) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (d); and (e) any other Person approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, by the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that no Defaulting Lender (or Person who would be a Defaulting Lender upon becoming a Lender) nor the Borrower nor any Affiliate of the Borrower or any natural person shall qualify as an Eligible Assignee.

“Embargoed Person” means (a) any country or territory that is the target of a sanctions program administered by OFAC, His Majesty’s Treasury of the United Kingdom, the European Union, or the United Nations or (b) any Person that (i) is or is 50% or more owned by one or more Persons publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC, (ii) is the target of a sanctions program or sanctions list (A) administered by OFAC, the U.S. Department of State, the United Nations, the European Union or His Majesty’s Treasury, or (B) under the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Iran Sanctions Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act, and the Iran Threat Reduction and Syria Human Rights Act, each as amended, section 1245 of the National Defense Authorization Act for Fiscal Year 2012 or any Executive Order promulgated pursuant to any of the foregoing ((ii) (A) and (B) collectively, “Sanctions”) or (iii) resides, is organized or chartered, or is located or primarily conducts its business in a country or territory that is itself the subject of comprehensive Sanctions, at present, Cuba, Iran, North Korea, Syria, and the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic regions in Ukraine and non-government controlled areas of the Zaporizhzhia and Kherson regions in Ukraine (unless such Person has an appropriate license to transact business in such country or territory or otherwise is permitted to reside, be organized or chartered or maintain a place of business in such country or territory without violating any Sanctions).

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of, or exposure to, hazardous materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means:

(a)            (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA are being met with a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days;

(b)            the failure to satisfy the minimum funding standard (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived;

(c)            the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA);

(d)            the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA;

(e)            the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA;

(f)            the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or

(g)            the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that could reasonably constitute grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” or “€” means the single currency adopted by participating member states of the European Community in accordance with legislation of the European Community relating to the Economic and Monetary Union.

“EURIBOR Impacted Interest Period” has the meaning set forth in the definition of “EURIBOR Screen Rate”.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 A.M. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower; provided that if the EURIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that, if the EURIBOR Screen Rate shall temporarily not be available at such time for such Interest Period (an “EURIBOR Impacted Interest Period”) with respect to the applicable currency, then the EURIBOR Screen Rate shall be the applicable Interpolated Rate at such time; provided that if any such Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Events of Default” has the meaning set forth in Section 6.01.

“Exchange Rate” means on any day, for purposes of determining the Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into Dollars at the time of determination on such day as set forth on the Reuters WRLD Page for such currency. In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” has the meaning set forth in Section 2.14(a).

“Existing Credit Agreement” has the meaning set forth in the Recitals.

“Existing Commitment Termination Date” has the meaning set forth in Section 2.05(e).

“Extension Date” has the meaning set forth in Section 2.05(e).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version of such Sections that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any intergovernmental agreements between the United States and any other jurisdiction entered into in connection with the foregoing (including any treaty, law, regulation or other official guidance enacted in any other jurisdiction pursuant to any such intergovernmental agreement).

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” means the Upfront Fee Letter, dated as of March 7, 2023, by and between the Borrower and the Administrative Agent.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, each Adjusted Daily Simple RFR, or the Central Bank Rate, as applicable. For the avoidance of doubt the initial Floor for each of Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, each Adjusted Daily Simple RFR, or the Central Bank Rate shall be 0.0%.

“GAAP” has the meaning set forth in Section 1.03.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as “hazardous” or “toxic” or as a “pollutant” or “contaminant” under any Environmental Law.

“Hedge Agreements” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Increase Effective Date” has the meaning set forth in Section 2.05(d).

“Increasing Lender” has the meaning set forth in Section 2.05(d).

“Indemnified Party” has the meaning set forth in Section 8.04(b).

“Information” has the meaning set forth in Section 8.08.

“Interest Period” means, for each Adjusted Term SOFR Rate Advance or Adjusted EURIBOR Rate Advance, in each case, comprising part of the same Borrowing, the period commencing on the date of such Advance or the date of the Conversion of any Base Rate Advance into such Adjusted Term SOFR Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to such Adjusted Term SOFR Rate Advance or Adjusted EURIBOR Rate Advance, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, three or six months, as the Borrower may, upon written notice received by the Administrative Agent pursuant to Section 2.02(a), select; provided, however, that:

(a)            the Borrower may not select any Interest Period that ends after the latest then-effective Commitment Termination Date;

(b)            Interest Periods commencing on the same date comprising part of the same Borrowing shall be of the same duration (it being understood that the Borrower shall be permitted to make multiple Borrowings consisting of Adjusted Term SOFR Rate Advances or Adjusted EURIBOR Rate Advances on the same date, each of which may be of different durations);

(c)            whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next succeeding calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day; and

(d)            whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Interpolated Rate” means, at any time, for any applicable EURIBOR Impacted Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable screen rate for the longest period (for which that screen rate is available in the applicable currency) that is shorter than such EURIBOR Impacted Interest Period and (b) the screen rate for the shortest period (for which that screen rate is available for the applicable currency) that exceeds such EURIBOR Impacted Interest Period, in each case, at such time.

“Judgment Currency” has the meaning set forth in Section 8.15.

“Lead Arrangers” means JPMorgan Chase Bank, N.A, BofA Securities, Inc. and Morgan Stanley Senior Funding, Inc.

“Lender Joinder Agreement” means a joinder agreement in a form reasonably satisfactory to the Administrative Agent delivered in connection with Section 2.05(d).

“Lender-Related Person” has the meaning set forth in Section 8.04(b).

“Lenders” means, collectively, (a) each bank, financial institution and other institutional lender listed on the signature pages hereof and (b) each Eligible Assignee that shall become a party hereto pursuant to Section 2.05(d) or 8.07.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means this Agreement and any Lender Joinder Agreements, amendments or notes entered into in connection herewith.

“Local Time” means, with respect to any extensions of credit hereunder denominated in Dollars, Chicago time, with respect to any extensions of credit hereunder denominated in Sterling, London time, with respect to any extensions of credit hereunder denominated in Euros, Brussels time and with respect to any extensions of credit in any other Alternative Currency, such time as is separately agreed by the Administrative Agent and the Borrower pursuant to the definition of “Alternative Currency”.

“Losses” has the meaning set forth in Section 8.04(b).

“Margin Stock” has the meaning provided in Regulation U of the Board of the Federal Reserve System.

“Material Acquisition” means any Acquisition involving the payment of consideration (including non-cash, contingent and deferred consideration (including obligations under any purchase price adjustment but excluding earnout or similar payments)) by the Borrower or any of its Subsidiaries with a fair market value in excess of $5,000,000,000 (as determined by the Borrower in good faith upon consummation thereof).

“Material Adverse Effect” means a material adverse effect on (a) the financial condition or results of operations of the Consolidated Group taken as a whole, (b) the rights and remedies of the Administrative Agent and the Lenders under this Agreement, taken as a whole, or (c) the ability of the Borrower to perform its payment obligations under this Agreement.

“Maximum Rate” has the meaning set forth in Section 8.20.

“Moody’s” means Moody’s Investors Service, Inc. (or any successor thereof).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single-employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and employees of at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could reasonably have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-U.S. Lender” means any Lender that is not a U.S. Person.

“Notice” has the meaning set forth in Section 8.02(e).

“Notice of Borrowing” has the meaning set forth in Section 2.02(a).

“Notice of Conversion” has the meaning set forth in Section 2.09.

“NPL” means the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. (New York City time) on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender’s having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” has the meaning set forth in Section 2.14(b).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant Register” has the meaning set forth in Section 8.07(e).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“Payment” has the meaning set forth in Section 8.18(a).

“Payment Notice” has the meaning set forth in Section 8.18(b).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor thereto).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Previously Delivered Financial Statements” means audited consolidated balance sheets and related statements of earnings, equity and cash flows of the Borrower and its Subsidiaries for the fiscal years ended on December 31, 2020, December 31, 2021 and December 31, 2022.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Domestic Property” means any building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, used primarily for manufacturing, processing, research, warehousing or distribution located in the United States (excluding its territories and possessions and Puerto Rico) owned or leased by any member of the Consolidated Group the net book value of which on the date as of which the determination is being made exceeds 2% of Consolidated Net Assets, other than any such building structure or other facility or portion of any thereof (a) which is an air or water pollution control facility financed by obligations issued by a State or local governmental unit or (b) which the Chief Executive Officer, any President, the Chief Financial Officer, the Controller or the Treasurer of the Borrower determines in good faith is not of material importance to the total business conducted, or assets owned, by the Consolidated Group taken as a whole.

“Projections” means any projections and any forward looking statements (including statements with respect to booked business) of the Consolidated Group furnished to the Lenders or the Administrative Agent by or on behalf of the Borrower prior to the Effective Date.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Debt Rating” means, as of any date and subject to the provisions of the next succeeding sentence, the lowest rating that has been most recently announced by each of S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower. For purposes of the foregoing: (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Percentage and the Applicable Margin shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Percentage and the Applicable Margin shall be set in accordance with Level 6 under the definition of Applicable Percentage or Applicable Margin, as the case may be; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Percentage and the Applicable Margin shall be based upon the higher of such ratings, except that, in the event that the lower of such ratings is more than one level below the higher of such ratings, the Applicable Percentage and the Applicable Margin shall be based upon the level immediately below the higher of such ratings; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Public Lender” has the meaning set forth in Section 9.02(e).

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if the RFR for such Benchmark is SONIA, then four RFR Business Days prior to such setting or (4) if the RFR for such Benchmark is Daily Simple SOFR, then four RFR Business Days prior to such setting.

“Register” has the meaning set forth in Section 8.07(d).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Adjusted Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the Adjusted EURIBOR Rate, or (iii) with respect to any RFR Borrowing denominated in Sterling or Dollars, the applicable Adjusted Daily Simple RFR, as applicable.

“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate or (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate.

“Removal Effective Date” has the meaning provided in Section 7.06(b).

“Required Lenders” means, at any time, Lenders holding more than 50% of the Commitments at such time or, if the Commitments have been terminated at such time pursuant to Section 2.05 or 6.01, Lenders owed more than 50% of the aggregate unpaid principal amount of the Advances owing to Lenders at such time; provided that the Commitment of, and the Advances held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resignation Effective Date” has the meaning provided in Section 7.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to the Borrower, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Controller, any Assistant Treasurer and the General Counsel of the Borrower (or other executive officer of the Borrower performing similar functions) or any other officer of the Borrower responsible for overseeing or reviewing compliance with this Agreement.

“Revised Percentage” has the meaning provided in Section 2.05(d).

“RFR” means, for any RFR Advance denominated in (a) Sterling, SONIA and (b) Dollars, Daily Simple SOFR.

“RFR Administrator” means the SONIA Administrator or the SOFR Administrator.

“RFR Advance” means a SONIA Rate Advance or an Adjusted Daily Simple SOFR Advance.

“RFR Borrowing” means, as to any Borrowing, the RFR Advances comprising such Borrowing.

“RFR Business Day” means, for any Advance denominated in (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London and (b) Dollars, a U.S. Government Securities Business Day.

“RFR Interest Day” has the meaning set forth in the definition of “Daily Simple RFR”.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business (or any successor thereof).

“Sanctions” has the meaning set forth in the definition of “Embargoed Person”.

“SEC” means the Securities and Exchange Commission.

“SEMS” means the Superfund Enterprise Management System.

“Significant Subsidiary” means any Subsidiary of the Borrower that constitutes a “significant subsidiary” under Regulation S-X promulgated by the SEC.

“Single Employer Plan” means a single-employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning set forth in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning set forth in the definition of “Daily Simple SOFR”.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day; provided that if the SONIA Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SONIA Rate” means, with respect to any applicable determination date, SONIA published on the fifth Business Day preceding such date; provided however that if such determination date is not a Business Day, “SONIA Rate” means such rate that applied on the first Business Day immediately prior thereto; provided, further, that if by 5:00 pm on the second RFR Business Day immediately following any date the SONIA Rate in respect of such day has not been published on the SONIA Administrator’s Website, then the SONIA Rate for such day shall be the SONIA Rate as published in respect of the first preceding RFR Business Day for which the SONIA Rate was published on the SONIA Administrator’s Website; provided, further, that the SONIA Rate determined pursuant to this sentence shall be utilized for purposes of calculating the SONIA Rate for no more than three consecutive RFR Business Days.

“SONIA Rate Advance” means an Advance denominated in Sterling that bears interest as provided in Section 2.07(a)(iii).

“Sterling” and the “£” sign each means lawful currency of the United Kingdom.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of the issued and outstanding Voting Stock to elect a majority of the board of directors (or similar governing body) of such entity (irrespective of whether at the time the Equity Interests of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Syndication Agent” means each of Bank of America, N.A. and Morgan Stanley Senior Funding, Inc.

“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including back-up withholdings), assessments, fees or other like charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Advance or Borrowing, refers to whether such Advance, or the Advances comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate or the Adjusted EURIBOR Rate.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the borrowing of the Advances.

“Type” refers to a Base Rate Advance, Adjusted Term SOFR Rate Advance, Adjusted EURIBOR Rate Advance or RFR Advance.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” and “U.S.” each means the United States of America.

“Voting Stock” means shares of capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Withdrawal Liability” has the meaning set forth in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02      Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the word “through” means “through and including” and each of the words “to” and “until” mean “to but excluding”.

Section 1.03      Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not specifically defined herein shall be construed in accordance with, and all financial data (including financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, generally accepted accounting principles as in effect in the United States from time to time (“GAAP”) (it being agreed that (A) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of a member of the Consolidated Group at “fair value”, as defined therein and (ii) any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof and (B) notwithstanding anything to the contrary in this Section 1.03 or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, no pro forma effect shall be given to any discontinued operations (and the Consolidated EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition shall have been consummated). If at any time any change in GAAP would affect the calculation of any covenant set forth herein and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such covenant to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such covenant shall continue to be calculated in accordance with GAAP prior to such change and (ii) the Borrower shall provide to the Administrative Agent and the Lenders, concurrently with the delivery of any financial statements or reports with respect to such covenant, statements setting forth a reconciliation between calculations of such covenant made before and after giving effect to such change in GAAP.

Section 1.04      Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereto and (e) unless indicated otherwise (expressly or as the context may require), each reference in this Agreement to a specific “Article”, “Section” or “clause” shall refer to the corresponding article, section or clause of this Agreement.

Section 1.05      Currency Translations.

(a)            The Administrative Agent shall determine the Dollar Equivalent of each Advance denominated in an Alternative Currency as of (x) the last Business Day of each fiscal quarter and (y) the date of any borrowing or continuation of any Advances and, solely with respect to any SONIA Rate Advance, each interest payment date applicable thereto, (each such date, a “Calculation Date”), in each case using the Exchange Rate for such currency in relation to Dollars in effect on the date that is three Business Days prior to such Calculation Date, and each such amount shall be the Dollar Equivalent of such Advance until the next required calculation thereof pursuant to this sentence. The Administrative Agent shall notify the Borrower and the Lenders of each calculation of the Dollar Equivalent of each Advance promptly after the calculation thereof. The Administrative Agent shall notify the Borrower of the Exchange Rate for each Alternative Currency on, and the occurrence of, each Calculation Date.

(b)            Wherever in this Agreement in connection with an Advance an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Advance is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent on the basis of the Exchange Rate (determined in respect of the most recent Calculation Date).

(c)            For purposes of determining compliance with Section 5.02(a), no Default or Event of Default shall be deemed to have occurred solely as a result of changes in Exchange Rates occurring after the time any Lien is created or incurred.

(d)            For purposes of determining compliance with Section 5.03, the amount of Consolidated Total Debt denominated in any currency other than Dollars will be converted into Dollars based on the relevant Exchange Rate(s) in effect as of the last day of the fiscal quarter of the Borrower for which the Consolidated Leverage Ratio is calculated.

Section 1.06      Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.07      Interest Rates; Benchmark Notification. The interest rate on an Advance denominated in Dollars or an Alternative Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.07(e) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01      The Advances. Each Lender severally and not jointly agrees, on the terms and conditions hereinafter set forth to make Advances denominated in Dollars and/or Alternative Currencies to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding such Lender’s Commitment. Each Borrowing shall be in an aggregate amount equal to the Borrowing Minimum or a Borrowing Multiple in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment, the Borrower may borrow under this Section 2.01, prepay Advances pursuant to Section 2.10 and reborrow under this Section 2.01.

Section 2.02      Making the Advances. (a)  Each Borrowing shall be made on notice by the Borrower, given not later than (w) 9:00 A.M. (Chicago time) on the third Business Day prior to the date of the proposed Borrowing (or at such later time as the Administrative Agent, in its reasonable discretion, may agree to) in the case of a Borrowing consisting of Adjusted Term SOFR Rate Advances, (x) 9:00 A.M. (Chicago time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, (y) 9:00 A.M. (Chicago time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Adjusted EURIBOR Rate Advances and (z) 9:00 A.M. (Chicago time) on the fourth Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of SONIA Rate Advances to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier or other electronic communication. Each notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, including by telecopier (or other electronic communication) in substantially the form of Exhibit A hereto, specifying therein the requested (i) date of such Borrowing (which shall be a Business Day), (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount and currency of such Borrowing, (iv) initial Interest Period for such Advance, if such Borrowing is to consist of Adjusted Term SOFR Rate Advances or Adjusted EURIBOR Rate Advances, and (v) account or accounts in which the proceeds of the Borrowing should be credited. Each Lender shall, before 12:00 P.M. (Local Time) in the case of Advances in Alternative Currencies and 11:00 A.M. (Chicago time) in the case of Advances in Dollars on the date of such Borrowing make available for the account of its Applicable Lending Office to the Administrative Agent at the applicable Administrative Agent’s Office, in same day funds, such Lender’s ratable portion of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower in immediately available funds to the account or accounts specified by the Borrower to the Administrative Agent in the Notice of Borrowing relating to the applicable Borrowing.

(b)            Anything in Section 2.02(a) to the contrary notwithstanding, (i) Advances denominated in Alternative Currencies may not be requested and maintained at Term SOFR, (ii) the Borrower may not select Adjusted Term SOFR Rate Advances if the obligation of the Lenders to make Adjusted Term SOFR Rate Advances shall then be suspended or terminated pursuant to Section 2.08 or 2.12 and (iii) the aggregate number of Adjusted Term SOFR Rate Advances and Adjusted EURIBOR Rate Advances may not be outstanding as part of more than ten separate Borrowings.

(c)            Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Adjusted Term SOFR Rate Advances or Adjusted EURIBOR Rate Advances, the Borrower shall indemnify each Lender against any reasonable loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any reasonable loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d)            Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(a) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that any Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to pay or to repay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is paid or repaid to the Administrative Agent, at (i) in the case of the Borrower, the higher of (A) the interest rate applicable at the time to Advances comprising such Borrowing and (B) the cost of funds incurred by the Administrative Agent in respect of such amount and (ii) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender shall pay to the Administrative Agent such corresponding principal amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes of this Agreement. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(e)            The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

(f)            If any Lender makes available to the Administrative Agent funds for any Advance to be made by such Lender as provided herein, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to such Borrowing are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(g)            Subject to Section 2.08(e), each Advance shall be comprised (A) in the case of Borrowings in Dollars, entirely of Base Rate Advances or Term Benchmark Advances and (B) in the case of Borrowings in any other Agreed Currency, entirely of Term Benchmark Advances or RFR Advances, as applicable, in each case of the same Agreed Currency, as the Borrower may request in accordance herewith. Each Lender at its option may make any Advance by causing any domestic or foreign branch or Affiliate of such Lender to make such Advance; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Advance in accordance with the terms of this Agreement.

Section 2.03      [Reserved].

Section 2.04      Fees. (a)  Facility Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than a Defaulting Lender for such time as such Lender is a Defaulting Lender), a non-refundable facility fee on the aggregate daily amount of each Lender’s Commitment (whether or not used) at a rate per annum equal to the Applicable Percentage, such fee shall accrue through and including the last day of each March, June, September and December and shall be payable in arrears on the fifteenth day following such last day and on the date the Commitments terminate in full or are otherwise reduced to zero.

(b)            Additional Fees. The Borrower shall pay to the Administrative Agent for its account (or that of its applicable Affiliate) such fees as may from time to time be agreed between the Borrower and the Administrative Agent, including pursuant to the Agency Fee Letter and the Fee Letter.

Section 2.05      Termination, Reduction or Increase of the Commitments; Extension of the Commitment Termination Date. (a)  Unless previously terminated, the Commitments shall terminate in full at 5:00 p.m. (Chicago time) on the Commitment Termination Date applicable thereto.

(b)            Ratable Reduction or Termination. The Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or permanently reduce ratably in part the unused portions of the respective Commitments of the Lenders; provided that each partial reduction shall be in an aggregate amount of not less than $10,000,000 and an integral multiple of $1,000,000 in excess thereof; provided further, that the aggregate amount of the Commitments shall not be reduced to an amount that is less than the aggregate principal amount of Advances then outstanding; and provided further that any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of a specific transaction, in which case such notice may be revoked by the Borrower if such condition is not satisfied.

(c)            Defaulting Lender Commitment Reductions. The Borrower may terminate the unused amount of the Commitments of any Lender that is a Defaulting Lender upon not less than three Business Days’ prior written notice to the Administrative Agent (which shall promptly notify the Lenders thereof), it being understood that notwithstanding such Commitment termination, the provisions of Section 2.18(c) will continue to apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.

(d)            Increase. The Borrower may, from time to time, by means of a notice delivered to the Administrative Agent, request that the aggregate amount of the Commitments be increased by (a) increasing the amount of the Commitment of one or more Lenders that have agreed (in their sole and individual discretion) to such increase (each an “Increasing Lender”) and/or (b) adding one or more Eligible Assignees as parties hereto (each an “Additional Lender”) with Commitments in amounts agreed to by such Additional Lenders; provided that (i) any such increase shall be in an aggregate amount of $50,000,000 or a higher integral multiple of $5,000,000, (ii) the aggregate amount of any such increase shall not exceed $1,000,000,000, (iii) no Additional Lender shall be added as a party hereto without the written consent of the Administrative Agent to the extent such consent would be required for an assignment pursuant to Section 8.07 (which consent shall not be unreasonably withheld, conditioned or delayed), (iv) the aggregate Commitments after giving effect to any such increase shall not exceed $6,000,000,000, and (v) as a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate dated as of the Increase Effective Date (as defined below) signed by a Responsible Officer of the Borrower certifying that before and after giving effect to such increase (x) no Default has occurred and is continuing as of the date of such increase or would result from such increase and (y) each of the representations and warranties set forth in Section 4.01 are true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties shall be true and correct in all respects) as of the date of such increase, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties shall be true and correct in all respects) on and as of such earlier date; provided, that for purposes of this Section 2.05(d), the representations and warranties contained in Section 4.01(e) shall be deemed to refer to the most recent statements furnished pursuant to Section 5.01(i)(i) and 5.01(i)(ii). Any such increase in Commitments shall be effected pursuant to one or more Lender Joinder Agreements executed and delivered by the Borrower, the Administrative Agent and the Increasing Lenders and/or Additional Lenders, as applicable (the date on which such Lender Joinder Agreement(s) are delivered, the “Increase Effective Date”). The Lender Joinder Agreement(s) may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the opinion of the Administrative Agent, to effect the provisions of this Section 2.05(d). On the Increase Effective Date, (A) each applicable Lender shall advance the additional funds required (if any) to cause all outstanding Advances and unused Commitments to be held on a pro rata basis in accordance with the respective Commitments of each Lender after giving effect to such increase (for each Lender, its “Revised Percentage”) and (B) the Administrative Agent shall use any funds so received to repay the Advances of each Lender to the extent required so that such Lender has its Revised Percentage of all outstanding Advances (it being understood that the Borrower shall be responsible for any break funding payments owing pursuant to Section 8.04(c) resulting from such repayments). The Administrative Agent shall promptly notify the Borrower and the Lenders of any increase in the amount of the Commitments pursuant to this Section 2.05(d) and of the amount of the Commitment of each Lender after giving effect thereto.

(e)            Commitment Termination Date Extension. The Borrower may up to two times, by written notice to the Administrative Agent (which shall promptly deliver a copy to each Lender) not more than 60 days and not less than 30 days prior to the proposed date of effectiveness of an extension (an “Extension Date”), request that the Lenders extend the Commitment Termination Date for an additional period of one year from the applicable Commitment Termination Date then in effect hereunder (the then “Existing Commitment Termination Date”), provided that in no event shall the Commitment Termination Date be extended beyond the fifth anniversary of the Extension Date. Each Lender shall, by notice to the Borrower and the Administrative Agent given not more than 15 days (or such other date specified by the Borrower in such written notice or any supplement thereto) after such written notice is delivered to the Administrative Agent, advise the Borrower and the Administrative Agent whether or not it agrees to the requested extension (each Lender agreeing to a requested extension being called a “Consenting Lender” and each Lender declining to agree to a requested extension being called a “Declining Lender”). Any Lender that has not so advised the Borrower and the Administrative Agent by such day shall be deemed to have declined to agree to such extension and shall be a Declining Lender (unless such Lender subsequently agrees to such requested extension and the Borrower elects in its sole discretion to treat such Lender as a Consenting Lender). If Lenders constituting the Required Lenders shall have agreed to a Commitment Termination Date extension request, then the Commitment Termination Date shall, as to the Consenting Lenders and any Lender replacing a Declining Lender, be extended on the Extension Date to the date that is one year after the then Existing Commitment Termination Date. The decision to agree or withhold agreement to any Commitment Termination Date extension request shall be at the sole discretion of each Lender. The Commitment of any Declining Lender shall terminate on the Existing Commitment Termination Date applicable to such Declining Lender. The principal amount of any outstanding Advances made by Declining Lenders, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the account of such Declining Lenders hereunder, shall be due and payable on the Existing Commitment Termination Date applicable to such Declining Lender, and on the Existing Commitment Termination Date applicable to such Declining Lender, the Borrower shall also make such other prepayments of its Advances as shall be required in order that, after giving effect to the termination of the Commitments of, and all payments to, Declining Lenders pursuant to this sentence, the sum of the total Advances of all Lenders other than any Declining Lenders shall not exceed the total Commitments of all Lenders other than any Declining Lenders. Notwithstanding the foregoing provisions of this subsection, the Borrower shall have the right, at any time prior to any Existing Commitment Termination Date, to require any Declining Lender to assign and delegate its interests, rights and obligations under this Agreement pursuant to Section 8.07 to a Lender or (solely to the extent such consent would be required for an assignment pursuant to Section 8.07, subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed)) other Eligible Assignee, that agrees to a Commitment Termination Date extension request with respect to such Existing Commitment Termination Date and executes and delivers to the Administrative Agent an appropriate Assignment and Acceptance. Any such assignee shall for all purposes hereunder constitute a Consenting Lender. Notwithstanding the foregoing, no extension of the Commitment Termination Date pursuant to this subsection shall become effective unless the Borrower shall have delivered to the Administrative Agent a certificate dated as of the Extension Date signed by a Responsible Officer of the Borrower certifying that before and after giving effect to such extension (x) no Default has occurred and is continuing as of the Extension Date or would result from such extension and (y) each of the representations and warranties set forth in Section 4.01 are true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties shall be true and correct in all respects) as of the Extension Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties shall be true and correct in all respects) on and as of such earlier date; provided, that for purposes of this Section 2.05(e), the representations and warranties contained in Section 4.01(e) shall be deemed to refer to the most recent statements furnished pursuant to Section 5.01(i)(i) and 5.01(i)(ii).

Section 2.06      Repayment of Advances. The Borrower shall repay to the Administrative Agent, for the ratable account of the Lenders on the Commitment Termination Date applicable to such Lenders, the aggregate principal amount of all Advances made to the Borrower outstanding on such date.

Section 2.07      Interest on Advances. (a)  Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made to it from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)            With respect to Advances denominated in Dollars:

(A)            Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time and (B) the Applicable Margin, payable in arrears quarterly on the last Business Day of each March, June, September and December, during such periods and on the Commitment Termination Date applicable to such Advance.

(B)            Adjusted Term SOFR Rate Advances. During such periods as such Advance is an Adjusted Term SOFR Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Adjusted Term SOFR Rate for such Interest Period for such Advance, and (B) the Applicable Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Adjusted Term SOFR Rate Advance shall be Converted or paid in full.

(ii)            With respect to Advances denominated in Euros, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Adjusted EURIBOR Rate for such Interest Period for such Advance, and (B) the Applicable Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Adjusted EURIBOR Rate Advance shall be Converted or paid in full.

(iii)            With respect to Advances denominated in Sterling, a rate per annum equal at all times to the sum of (A) the SONIA Rate and (B) the Applicable Margin, payable in arrears on each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Advance (or, if there is no such numerically corresponding day in such month, then the last day of such month) and on the date such SONIA Rate Advance shall be paid in full (or if earlier, on the Commitment Termination Date applicable to such Advance).

(b)            Default Interest. Upon the occurrence and during the continuance of an Event of Default pursuant to Section 6.01(a), the Administrative Agent shall, upon the request of the Required Lenders, require the Borrower to pay interest (“Default Interest”), which amount shall accrue as of the date of occurrence of the Event of Default, on (i) principal amounts that are overdue, payable in arrears on the dates referred to in Section 2.07(a), at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such overdue amount pursuant to Section 2.07(a) and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to Section 2.07(a)(i)(1), or in the case of amounts due in Alternative Currencies, at a rate for short term borrowings of Alternative Currencies determined in a customary manner in good faith by the Administrative Agent, provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.

Section 2.08      Interest Rate Determination. (a) The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.07(a).

(b)            If the Borrower shall fail to select the duration of any Interest Period for any Adjusted Term SOFR Rate Advances or Adjusted EURIBOR Rate Advances made to the Borrower in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders and any such Adjusted Term SOFR Rate Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances and any such Adjusted EURIBOR Rate Advances shall automatically Convert to a new Adjusted EURIBOR Rate Advance with an Interest Period of one month’s duration.

(c)            [Reserved].

(d)            Upon the occurrence and during the continuance of any Event of Default, (i) each Adjusted Term SOFR Rate Advance will automatically, on the last day of the then existing Interest Period therefor, be Converted into a Base Rate Advance (unless the Required Lenders otherwise consent) and (ii) the obligation of the Lenders to make, or to Convert Base Rate Advances into, Adjusted Term SOFR Rate Advances shall be suspended.

(e)            Alternate Rate of Interest. (i) Subject to clauses (ii), (iii), (iv), (v) and (vi) of this Section 2.08(e), if:

(1)            the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Adjusted EURIBOR Rate (including because the Relevant Screen Rate is not available or published on a current basis), as applicable, for the applicable Agreed Currency and such Interest Period or (B) on any day, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency for such day; or

(2)            the Administrative Agent is advised by the Required Lenders that prior to the commencement of any Interest Period for an Adjusted EURIBOR Rate Advance, the Adjusted EURIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Advances (or its Advance) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Notice of Borrowing in accordance with the terms of Section 2.02, (A) for Advances denominated in Dollars, (1) any Notice of Conversion that requests the conversion of, or any Notice of Borrowing that requests the continuation of, any Advance to or as a Term Benchmark Borrowing and any Notice of Borrowing that requests a Term Benchmark Borrowing shall instead be deemed to be a Notice of Conversion or a Notice of Borrowing, as applicable, for (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.08(e)(i)(1) or (2) above or (y) a Base Rate Advance if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.08(e)(i)(1) or (2) above and (2) any Notice of Borrowing that requests an RFR Borrowing shall instead be deemed to be a Notice of Borrowing, as applicable, for a Base Rate Advance and (B) for Advances denominated in an Alternative Currency, any Notice of Conversion that requests the conversion, or any Notice of Borrowing that requests a continuation, of any Borrowing to or as a Term Benchmark Borrowing and any Notice of Borrowing that requests a Term Benchmark Borrowing or an RFR Borrowing, in each case, for the relevant Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Advance or RFR Advance in any Agreed Currency is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.08(e) with respect to a Relevant Rate applicable to such Term Benchmark Advance or RFR Advance, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Notice of Borrowing in accordance with the terms of Section 2.02, (A) for Advances denominated in Dollars, (1) any Term Benchmark Advance shall on the last day of the Interest Period applicable to such Advance, be converted by the Administrative Agent to, and shall constitute (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.08(e)(i)(1) or (2) above or (y) a Base Rate Advance if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.08(e)(i)(1) or (2) above, on such day, and (2) any RFR Advance shall on and from such day be converted by the Administrative Agent to, and shall constitute a Base Rate Advance and (B) for Advances denominated in an Alternative Currency, (1) any Term Benchmark Advance shall, on the last day of the Interest Period applicable to such Advance (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Advances denominated in any Alternative Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Advance, such Term Benchmark Advance denominated in any Alternative Currency shall be deemed to be a Term Benchmark Advance denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Advances denominated in Dollars at such time and (2) any RFR Advance shall bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Advances denominated in any Alternative Currency, at the Borrower’s election, shall either (A) be converted into Base Rate Advances denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (B) be prepaid in full immediately.

(ii)            Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(iii)            Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent, in consultation with the Borrower, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iv)            The Administrative Agent will promptly notify the Borrower and the Lenders of (1) any occurrence of a Benchmark Transition Event, (2) the implementation of any Benchmark Replacement, (3) the effectiveness of any Benchmark Replacement Conforming Changes, (4) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (vii) below and (5) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.08, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive (subject to the consultation right of the Borrower, as applicable) and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.08.

(v)            Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (1) if the then-current Benchmark is a term rate (including the Term SOFR Rate or EURIBOR Rate) and either (x) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (y) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (2) if a tenor that was removed pursuant to clause (i) above either (x) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (y) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(vi)            Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Borrower will be deemed to have converted any request for (1) a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to (A) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (B) a Base Rate Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event or (y) any Term Benchmark Borrowing or RFR Borrowing denominated in an Alternative Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Furthermore, if any Term Benchmark Advance or RFR Advance in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Advance or RFR Advance, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.08, (A) for Advances denominated in Dollars (1) any Term Benchmark Advance shall on the last day of the Interest Period applicable to such Advance (or the next succeeding Business Day if such day is not a Business Day) be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (y) a Base Rate Advance if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event, on such day and (2) any RFR Advance shall on and from such day be converted by the Administrative Agent to, and shall constitute a Base Rate Advance and (B) for Advances denominated in an Alternative Currency, (1) any Term Benchmark Advance shall, on the last day of the Interest Period applicable to such Advance (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Advances denominated in any Alternative Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Advance, such Term Benchmark Advance denominated in any Alternative Currency shall be deemed to be a Term Benchmark Advance denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Advances denominated in Dollars at such time and (2) any RFR Advance shall bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Advances denominated in any Alternative Currency, at the Borrower’s election, shall either (A) be converted into Base Rate Advances denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (B) be prepaid in full immediately. .

Section 2.09      Optional Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 10:00 A.M. (Chicago time) on the third Business Day prior to the date of the proposed Conversion (or in the case of a Conversion into Base Rate Advances, the Business Day prior), and subject to the provisions of Sections 2.08 and 2.12, Convert all Advances made to the Borrower as Adjusted Term SOFR Rate Advances or Base Rate Advances as applicable (such notice, a “Notice of Conversion”); provided, however, that any Conversion of Adjusted Term SOFR Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Adjusted Term SOFR Rate Advances unless the Borrower has made the payments required under Section 8.04(c), any Conversion of Base Rate Advances into Adjusted Term SOFR Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.01 and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b). Each such Notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion (which shall be a Business Day), (ii) the Advances to be Converted, and (iii) if such Conversion is into Adjusted Term SOFR Rate Advances, the duration of the initial Interest Period for each such Advance. Each Notice of Conversion shall be irrevocable and binding on the Borrower.

Section 2.10      Optional and Mandatory Prepayments of Advances. (a) The Borrower may, upon written notice to the Administrative Agent stating the proposed date and aggregate principal amount of the proposed prepayment, given (x) not later than 10:00 A.M. (Chicago time) on the date (which date shall be a Business Day) of such proposed prepayment, in the case of a Borrowing consisting of Base Rate Advances, (y) not later than 10:00 A.M. (Chicago time) at least two Business Days prior to the date of such proposed prepayment, in the case of a Borrowing consisting of Adjusted Term SOFR Rate Advances or Adjusted EURIBOR Rate Advances (or such later time as the Administrative Agent, in its reasonable discretion, may agree to) and (z) not later than 10:00 A.M. (Chicago time) at least four Business Days prior to the date of such proposed prepayment, in the case of a Borrowing consisting of SONIA Rate Advances, and if such notice is given, the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing made to the Borrower in whole or ratably in part, and in the case of any Advances that are not Base Rate Advances, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of the Borrowing Minimum or a Borrowing Multiple in excess thereof and (ii) if any prepayment of an Adjusted Term SOFR Rate Advance or Adjusted EURIBOR Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amount owing pursuant to Section 8.04(c); and provided, further, that, subject to clause (ii) of the immediately preceding proviso, any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of a specific transaction, in which case such notice may be revoked by the Borrower if such condition is not satisfied.

(b)            In the event and on each occasion that the Dollar Equivalent of the aggregate principal amount of the Advances equals 105% or more of the aggregate Commitments, the Borrower shall prepay Advances in an aggregate amount such that after giving effect to such prepayments, the Dollar Equivalent of the aggregate principal amount of the outstanding Advances does not exceed the aggregate Commitments.

Section 2.11      Increased Costs. (a)  If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any directive, guideline or request from any central bank or other governmental authority including, without limitation, any agency of the European Union or United Kingdom or similar monetary or multinational authority (whether or not having the force of law), in each case after the date hereof (or with respect to any Lender (or the Administrative Agent), if later, the date on which such Lender (or the Administrative Agent) becomes a Lender (or the Administrative Agent)), there shall be any increase in the cost to any Lender or the Administrative Agent of agreeing to make or making, funding or maintaining Advances (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Taxes as to which such Lender is indemnified under Section 2.14, (ii) Excluded Taxes, or (iii) Other Taxes), then the Borrower shall from time to time, upon demand by such Lender or the Administrative Agent (with a copy of such demand to the Administrative Agent, if applicable), pay to the Administrative Agent for the account of such Lender (or for its own account, if applicable) additional amounts sufficient to compensate such Lender or the Administrative Agent for such increased cost. A certificate describing such increased costs in reasonable detail delivered to the Borrower shall be conclusive and binding for all purposes, absent demonstrable error.

(b)            If any Lender reasonably determines that compliance with any law or regulation or any directive, guideline or request from any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), in each case promulgated or given after the date hereof (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), affects or would affect the amount of capital, insurance or liquidity required or expected to be maintained by such Lender or its Applicable Lending Office or any corporation controlling such Lender and that the amount of such capital, insurance or liquidity is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, the Borrower shall, from time to time upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital, insurance or liquidity to be allocable to the existence of such Lender’s Advances or commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent demonstrable error.

(c)            Notwithstanding anything in this Section 2.11 to the contrary, for purposes of this Section 2.11, (A) the Dodd Frank Wall Street Reform and Consumer Protection Act and the rules and regulations issued thereunder or in connection therewith or in implementation thereof, and (B) all requests, rules, guidelines and directions promulgated by the Bank for International Settlements or the Basel Committee on Banking Supervision (or any similar or successor agency, or the United States or foreign regulatory authorities, in each case, pursuant to Basel III) shall be deemed to have been enacted following the date hereof (or with respect to any Lender, if later, the date on which such Lender becomes a Lender). Notwithstanding the foregoing in this Section 2.11, no Lender shall demand compensation pursuant to this Section 2.11(c) unless such Lender is generally making corresponding demands on similarly situated borrowers in comparable credit facilities to which such Lender is a party.

Section 2.12      Illegality. Notwithstanding any other provision of this Agreement, with respect to Dollar denominated Advances, (a) if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority, including without limitation, any agency of the European Union or similar monetary or multinational authority, asserts that it is unlawful, for such Lender or its Applicable Lending Office to perform its obligations hereunder to make Adjusted Term SOFR Rate Advances or to fund or maintain Adjusted Term SOFR Rate Advances hereunder, (i) each Adjusted Term SOFR Rate Advance of such Lender will automatically, upon such notification, be Converted into a Base Rate Advance and (ii) the obligation of such Lender to make Adjusted Term SOFR Rate Advances or to Convert Base Rate Advances into Adjusted Term SOFR Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and such Lender that the circumstances causing such suspension no longer exist and (b) if Lenders constituting the Required Lenders so notify the Administrative Agent, (i) each Adjusted Term SOFR Rate Advance of each Lender will automatically, upon such notification, Convert into a Base Rate Advance and (ii) the obligation of each Lender to make Adjusted Term SOFR Rate Advances or to Convert Advances into Adjusted Term SOFR Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and each Lender that the circumstances causing such suspension no longer exist. Notwithstanding any other provision of this Agreement, if any of the circumstances set forth in clauses (a) or (b) above arise with respect to Advances denominated in an Alternative Currency, such Alternative Currency denominated Advances shall be made or maintained as specified in Sections 2.08(b)(x)-(z).

Section 2.13      Payments and Computations. (a) The Borrower shall make each payment required to be made by it under this Agreement not later than 11:00 A.M. (Local Time) on the day when due in Dollars (or (i) with respect to principal, interest or breakage indemnity due in respect of Advances denominated in an Alternative Currency, in such Alternative Currency and (ii) with respect to other payments required to be made pursuant to Section 2.11 or 8.04 that are invoiced in a currency other than Dollars or an Alternative Currency shall be payable in the currency so invoiced) to the Administrative Agent at the applicable Administrative Agent’s Office in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.02(c), 2.11, 2.12(i) (or if applicable the last sentence of Section 2.12), 2.14, 2.15 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the assignor for amounts which have accrued to but excluding the effective date of such assignment and to the assignee for amounts which have accrued from and after the effective date of such assignment. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.

(b)            The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender by the Borrower is not made when due hereunder, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due, unless otherwise agreed between the Borrower and such Lender.

(c)            All computations of interest based on the Base Rate (to the extent based on the Prime Rate) or with respect to any SONIA Rate Advances shall be made by the Administrative Agent on the basis of a year of 365 (or 366 days in a leap year) and all computations of interest based on the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the Federal Funds Rate (other than determinations of the Base Rate made at any time by reference to the Federal Funds Rate), and of facility fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or such fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent demonstrable error.

(d)            Except as otherwise set forth herein, whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Advances that are not Base Rate Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

(e)            Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent, following prompt notice thereof, forthwith on demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the NYFRB Rate, or in the case of amounts in an Alternative Currency, at a rate for short term borrowings of such Alternative Currency determined in a customary manner in good faith by the Administrative Agent.

Section 2.14      Taxes. (a)  Any and all payments by or on behalf of the Borrower under any Loan Document shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future Taxes, including levies, imposts, deductions, charges and withholdings, and all liabilities with respect thereto, unless required by applicable law. In the event such withholding or deduction is required (as described below), the Borrower shall gross up the recipient as described below, provided that Borrower shall not be required to gross up for, in the case of each Recipient, (i) taxes imposed on (or measured by) its overall net income (however denominated), franchise taxes, and branch profits taxes, in each case, (x) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (y) that are Other Connection Taxes, (ii) any branch profits Taxes imposed by the United States, (iii) backup withholding Tax imposed by the United States on payments by the Borrower to any Lender, (iv) any Tax that is imposed by the United States by reason of such recipient’s failure to comply with Section 2.14(f), and (v) any taxes imposed under FATCA, including as a result of such recipient’s failure to comply with Section 2.14(f)(iv) (all such excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments under any Loan Document being hereinafter referred to as “Excluded Taxes”). If a withholding agent shall be required by applicable law (as determined in the good faith discretion of the withholding agent) to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Lender or any Agent, then (A) the applicable withholding agent shall be entitled to make such deductions or withholdings and (B) the applicable withholding agent shall timely pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. If the applicable withholding agent shall be required by applicable law to deduct any Taxes (other than Excluded Taxes) from or in respect of any sum payable under any Loan Document to any Lender or any Agent, the sum payable by the Borrower shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b)            In addition, without duplication of any other obligation set forth in this Section 2.14, the Borrower agrees to pay any present or future stamp and documentary Taxes and any other excise or property Taxes, charges or similar levies that arise from any payment made by it under any Loan Document or from the execution, delivery or registration of, or performance under, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”), except to the extent such Other Taxes are Other Connection Taxes imposed solely as a result of an assignment (other than an assignment made pursuant to Section 8.07(a)(2)) or the designation of a new Applicable Lending Office.

(c)            Without duplication of any other obligation set forth in this Section 2.14, the Borrower shall indemnify each Recipient for the full amount of Taxes (other than Excluded Taxes) and Other Taxes (except to the extent such Other Taxes are Other Connection Taxes imposed solely as a result of an assignment (other than an assignment made pursuant to Section 8.07(a)(2)) or the designation of a new Applicable Lending Office) (including Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. This indemnification shall be made within 30 days from the date such Lender or such Agent, as the case may be, makes written demand therefor. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)            Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.07(e) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority.  A certificate describing in reasonable detail the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)            Within 30 days after the date of any payment of Taxes or Other Taxes for which the Borrower is responsible under this Section 2.14, the Borrower shall furnish to the Administrative Agent, at its address as specified pursuant to Section 8.02, the original or a certified copy of a receipt evidencing payment thereof.

(f)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(f)(i), (ii), (iv) or (v) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing:

(i)            any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(ii)            any Non-U.S. Lender shall, to the extent it is legally entitled to do so, shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), but only if such Non-U.S. Lender is legally entitled to do so, whichever of the following is applicable:

(A)            executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States of America is a party;

(B)            executed originals of IRS Form W-8ECI;

(C)            in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10-percent shareholder” of either Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and two (2) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, or

(D)            to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a portfolio interest certificate in compliance with Section 2.13(f)(ii)(C)(1), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a certificate in compliance with Section 2.13(f)(ii)(C)(1) on behalf of such partner or partners.

(iii)            any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies, as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(iv)            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this clause 2.14(f)(iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and

(v)            the Administrative Agent shall provide the Borrower with two duly completed copies of, if it is not a U.S. Person, IRS Form W-8ECI or W-8BEN-E with respect to payments to be received by it as a beneficial owner and IRS Form W-8IMY (together with required accompanying documentation) with respect to payments to be received by it on behalf of the Lenders, and shall update such forms periodically upon the reasonable request of the Borrower. In the event that the Administrative Agent is a U.S. Person, the Administrative Agent shall provide the Borrower with two duly completed copies of IRS Form W-9.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)            In the event that an additional payment is made under Section 2.14(a) or 2.14(c) for the account of any Lender and such Lender, in its sole discretion exercised in good faith, determines that it has irrevocably received a refund of any Tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such additional payment, such Lender shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such refund, pay to the Borrower such amount as such Lender shall, in its reasonable discretion exercised in good faith, have determined is attributable to such deduction or withholding and will leave such Lender (after such payment) in no worse position than it would have been had the Borrower not been required to make such deduction or withholding. Nothing contained in this Section 2.14(g) shall (i) interfere with the right of a Lender to arrange its tax affairs in whatever manner it thinks fit or (ii) oblige any Lender to disclose any information relating to its tax returns, tax affairs or any computations in respect thereof or (iii) require any Lender to take or refrain from taking any action that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

(h)            [Reserved].

(i)            Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

(j)            For purposes of this Section 2.14, the term “applicable law” includes FATCA.

Section 2.15      Sharing of Payments, Etc. Subject to Section 2.18 in the case of a Defaulting Lender, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.02(c), 2.05(d), 2.05(e), 2.11, 2.12(a), 2.14 or 8.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The provisions of this Section 2.15 shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant permitted hereunder.

Section 2.16      Use of Proceeds. The proceeds of the Advances shall be available, and the Borrower agrees that it shall apply such proceeds, for general corporate purposes of the Borrower and its Subsidiaries.

Section 2.17      Evidence of Debt. (a)  The Register maintained by the Administrative Agent pursuant to Section 8.07(d) shall include (i) the date and amount of each Borrowing made hereunder by the Borrower, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(b)            Entries made reasonably and in good faith by the Administrative Agent in the Register pursuant to clause (a) above shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to each Lender under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit, expand or otherwise affect the obligations of the Borrower under this Agreement.

Section 2.18      Defaulting Lenders.

(a)            Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender (it being understood that the determination of whether a Lender is no longer a Defaulting Lender shall be made as described in Section 2.18(b)):

(i)            such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.04(a);

(ii)            to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder, and the Commitment and the outstanding Advances of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender; and

(iii)            the Borrower may, at its sole expense and effort, require such Defaulting Lender to assign and delegate its interests, rights and obligations under this Agreement pursuant to Section 8.07.

(b)            If the Borrower and the Administrative Agent agree in writing in their discretion that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par such portion of outstanding Advances of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Advances and unused Commitments to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(c)            Any payment of principal, interest, fees or other amounts received by the Administrative Agent hereunder for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 6.01 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 8.05 shall be applied at such time or times as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Administrative Agent; third, as the Borrower may request, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or otherwise pursuant to this Section 2.18(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

Section 2.19      Mitigation. (a)  Each Lender shall promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge that will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s good faith judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by the Borrower to pay any amount pursuant to Section 2.11 or 2.14 or (ii) the occurrence of any circumstance described in Section 2.12 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Borrower and the Administrative Agent). In furtherance of the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to the Borrower of) any event described in clause (i) or (ii) of the preceding sentence and such designation will not, in such Lender’s good faith judgment, be otherwise disadvantageous to such Lender.

(b)            Notwithstanding any other provision of this Agreement, if any Lender fails to notify the Borrower of any event or circumstance which will entitle such Lender to compensation pursuant to Section 2.11 within 180 days after such Lender obtains knowledge of such event or circumstance, then such Lender shall not be entitled to compensation from the Borrower for any amount arising prior to the date which is 180 days before the date on which such Lender notifies the Borrower of such event or circumstance.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

Section 3.01      Conditions Precedent to Effective Date. This Agreement shall become effective on and as of the first date on which the following conditions precedent have been satisfied (or waived in accordance with Section 8.01):

(a)            The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and the other Loan Documents signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include .pdf or facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)            All fees and other amounts then due and payable by the Consolidated Group to the Administrative Agent, the Lead Arrangers and the Lenders under the Loan Documents or pursuant to the Agency Fee Letter and the Fee Letter and any other fee or similar letters relating to the Loan Documents shall be paid, to the extent invoiced by the relevant person at least one Business Day prior to the Effective Date and to the extent such amounts are payable on or prior to the Effective Date.

(c)            The Administrative Agent shall have received on or before the Effective Date, each dated on or, as applicable, prior to such date:

(i)            Certified copies of the resolutions or similar authorizing documentation of the governing body of the Borrower authorizing the Transactions and such Person to enter into and perform its obligations under the Loan Documents to which it is a party;

(ii)            A good standing certificate or similar certificate dated a date reasonably close to the Effective Date from the jurisdiction of organization of the Borrower;

(iii)            A customary certificate of the Borrower certifying the names and true signatures of its officers authorized to sign this Agreement and the other documents to be delivered by it hereunder; and

(iv)            A favorable opinion letter of Kirkland & Ellis LLP in form and substance reasonably satisfactory to the Administrative Agent.

(d)            The Administrative Agent shall have received, at least 3 Business Days prior to the Effective Date, so long as requested no less than 10 Business Days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case relating to the Borrower.

(e)            On the Effective Date, (x) no Default has occurred and is continuing and (y) each of the representations and warranties set forth in Section 4.01 are true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties shall be true and correct in all respects) as of the Effective Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties shall be true and correct in all respects) on and as of such earlier date.

(f)            The commitments under the Existing Credit Agreement shall have been, or substantially concurrently with the occurrence of the Effective Date shall be, terminated in their entirety and no advances or other obligations thereunder (other than contingent obligations as to which no claim has been asserted) shall remain outstanding.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date in writing promptly upon such conditions precedent being satisfied (or waived in accordance with Section 8.01), and such notice shall be conclusive and binding evidence of the occurrence thereof.

Section 3.02      [Reserved].

Section 3.03      Conditions to Advances on and after the Effective Date. The obligation of each Lender to make an Advance on any date during the Availability Period is subject to the satisfaction (or waiver in accordance with Section 8.01) of the following conditions on and as of the date of the making of such Advance:

(a)            The Effective Date shall have occurred.

(b)            The Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.02.

(c)            (x) No Default is continuing or would result from the proposed Borrowing and (y) each of the representations and warranties set forth in Section 4.01 (other than the representations and warranties set forth in Sections 4.01(h)(ii) and (f)) are true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties shall be true and correct in all respects) as of the date of the proposed Borrowing, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties shall be true and correct in all respects) on and as of such earlier date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01      Representations and Warranties. The Borrower represents and warrants on the Effective Date and on the date of the making of each Advance as follows (but with respect to the representations and warranties set forth in Sections 4.01(h)(ii) and (f), only on the Effective Date, any Increase Effective Date and any Extension Date):

(a)            The Borrower is duly organized, validly existing and in good standing (to the extent that such concept exists) under the laws of its jurisdiction of organization.

(b)            The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents to which it is a party (i) are within the Borrower’s organizational powers, (ii) have been duly authorized or ratified by all necessary organizational action of the Borrower and (iii) do not contravene (A) the Borrower’s charter or by-laws or (B) any law, regulation or contractual restriction binding on or affecting the Borrower, except, in the case of clause (iii)(B), as would not be reasonably expected to have a Material Adverse Effect.

(c)            No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement and the consummation of the transactions contemplated hereby.

(d)            This Agreement and the other Loan Documents have been duly executed and delivered by the Borrower. This Agreement and the other Loan Documents are legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with its terms, except as affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general principles of equity (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(e)            Each of the Previously Delivered Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, except as may be indicated in the notes thereto and subject to year-end audit adjustments and the absence of footnotes in the case of unaudited financial statements.

(f)            As of the Effective Date (or, in the case that this representation and warranty is made on any Increase Effective Date or any Extension Date, as of such Increase Effective Date or Extension Date), there is no action, suit, investigation, litigation or proceeding (including, without limitation, any Environmental Action), affecting the Consolidated Group pending or, to the knowledge of the Borrower, threatened before any court, governmental agency or arbitrator that would reasonably be expected to be adversely determined, and if so determined, (i) would reasonably be expected to have a Material Adverse Effect (other than the litigations disclosed pursuant to the Borrower’s Form 10-K for the fiscal year ended December 31, 2022 and the litigation set forth on Schedule 4.01(f) attached hereto (or, in the case that this representation and warranty is made on any Increase Effective Date or any Extension Date, as set forth on a schedule delivered to the Administrative Agent on or prior to such Increase Effective Date or Extension Date) or (ii) would adversely affect the legality, validity and enforceability of any material provision of this Agreement in any material respect.

(g)            Immediately following the application of the proceeds of each Advance, not more than 25% of the value of the assets of the Borrower will be Margin Stock.

(h)            (i) All written information (other than the Projections) concerning the Borrower and its Subsidiaries and the transactions contemplated hereby or otherwise prepared by or on behalf of the Borrower and its Subsidiaries and furnished by such Persons to the Agents or the Lenders prior to the Effective Date in connection with the negotiation of, or pursuant to the terms of, this Agreement when taken as a whole, was true and correct in all material respects as of the date when furnished by such Person to the Agents or the Lenders and did not, taken as a whole, when so furnished contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made. The Projections and estimates and information of a general economic nature prepared by or on behalf of the Borrower or its Subsidiaries and that have been furnished by such Person to any Lenders or the Administrative Agent prior to the Effective Date in connection with the transactions contemplated hereby were prepared in good faith based upon assumptions believed by such Person to be reasonable as of the date of such Projections (it being understood that actual results may vary materially from the Projections).

(ii)            Since December 31, 2022 (or, in the case that this representation and warranty is made on any Increase Effective Date or any Extension Date, the date of the financial statements most recently furnished pursuant to Section 5.01(i)(ii)), except to the extent disclosed in any Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K, in each case filed by the Borrower with the SEC after such date and on or prior to the Effective Date (or, in the case that this representation and warranty is made on any Increase Effective Date or Extension Date, on or prior to such Increase Effective Date or Extension Date, as applicable), there has not occurred any event or condition that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

(iii)            No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which would reasonably be expected to have a Material Adverse Effect.

(i)            As of the last annual actuarial valuation date prior to the Effective Date, the Borrower’s Pension Plan was not in at-risk status (as defined in Section 430(i)(4) of the Internal Revenue Code) and no other Plan was in at-risk status (as defined in Section 430(i)(4) of the Internal Revenue Code), and since such annual actuarial valuation date there has been no material adverse change in the funding status of any Plan that would reasonably be expected to cause such Plan to be in at-risk status (as defined in Section 430(i)(4) of the Internal Revenue Code).

(j)            Neither the Borrower nor any ERISA Affiliate (i) is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan or has incurred any such Withdrawal Liability that has not been satisfied in full or (ii) has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or has been determined to be in “endangered” or “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA).

(k)            (i)  The operations and properties of the Consolidated Group comply in all respects with all applicable Environmental Laws and Environmental Permits except to the extent that the failure to so comply, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (ii) all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without any ongoing obligations or costs except to the extent that such non-compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and (iii) no circumstances exist that would be reasonably expected to (A) form the basis of an Environmental Action against a member of the Consolidated Group or any of its properties that, either individually or in the aggregate, would have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that, either individually or in the aggregate, would have a Material Adverse Effect.

(l)            (i) None of the properties currently or formerly owned or operated by a member of the Consolidated Group is listed or proposed for listing on the NPL or on the SEMS or any analogous foreign, state or local list or, to the best knowledge of the Borrower, is adjacent to any such property other than such properties of a member of the Consolidated Group that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (ii) there are no, and never have been any, underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed of on any property currently owned or operated by any member of the Consolidated Group or, to the best knowledge of the Borrower, on any property formerly owned or operated by a member of the Consolidated Group that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by a member of the Consolidated Group that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by a member of the Consolidated Group or, to the best knowledge of the Borrower, on any adjoining property that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(m)            No member of the Consolidated Group is undertaking, and no member of the Consolidated Group has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by a member of the Consolidated Group have been disposed of in a manner that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(n)            No member of the Consolidated Group is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” (each as defined in the Investment Company Act of 1940, as amended).

(o)            The Advances and all related obligations of the Borrower under this Agreement rank pari passu with all other unsecured obligations of the Borrower that are not, by their terms, expressly subordinate to the obligations of the Borrower hereunder.

(p)            The proceeds of the Advances will be used in accordance with Section 2.16.

(q)            No member of the Consolidated Group or any of their respective officers or directors (a) is in violation of, in any material respects, any applicable material anti-money laundering law or any Sanctions or (b) is an Embargoed Person; provided that if any member of the Consolidated Group (other than the Borrower) becomes an Embargoed Person pursuant to clause (b)(iii) of the definition thereof as a result of a country or territory becoming the subject of any applicable Sanctions program after the Effective Date, such Person shall not be an Embargoed Person to the extent such Person has an appropriate license to transact business in such country or territory or otherwise is permitted to reside, be organized or chartered or maintain a place of business in such country or territory without violating any Sanctions. The Consolidated Group has adopted and maintain policies and procedures designed to ensure compliance and are reasonably expected to continue to ensure compliance with Sanctions.

(r)            No member of the Consolidated Group is in violation, in any material respects, of any applicable law, relating to anti-corruption (including the Foreign Corrupt Practices Act of 1977 (“FCPA”) and the United Kingdom Bribery Act of 2010) (“Anti-Corruption Laws”) or counter-terrorism (including United States Executive Order No. 13224 on Terrorist Financing, effective September 24, 2011, the Patriot Act, the United Kingdom Terrorism Act of 2000, the United Kingdom Anti-Terrorism, Crime and Security Act of 2011, the United Kingdom Terrorism (United Nations Measures Order of 2006), the United Kingdom Terrorism (United Nations Measures) Order of 2009 and the United Kingdom Terrorist Asset-Freezing etc. Act of 2010). The Consolidated Group have adopted and maintain policies and procedures designed to ensure compliance and are reasonably expected to continue to ensure compliance with Anti-Corruption Laws.

ARTICLE V

COVENANTS

Section 5.01      Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

(a)            Compliance with Laws, Etc. Comply, and cause each member of the Consolidated Group to comply, with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, compliance with ERISA and Environmental Laws), except to the extent that the failure to so comply, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)            Payment of Taxes, Etc. Pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all taxes, assessments and governmental charges levied or imposed upon a member of the Consolidated Group or upon the income, profits or property of a member of the Consolidated Group, in each case except to the extent that (i) the amount, applicability or validity thereof is being contested in good faith and by proper proceedings and for which adequate reserves are being maintained in accordance with GAAP or (ii) the failure to pay such taxes, assessments and charges, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(c)            Maintenance of Insurance. Maintain, and cause each member of the Consolidated Group to maintain, insurance with responsible and reputable insurance companies or associations (or pursuant to self-insurance arrangements) in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which any member of the Consolidated Group operates.

(d)            Preservation of Existence, Etc. Do, or cause to be done, all things necessary to preserve and keep in full force and effect its (i) existence and (ii) rights (charter and statutory) and franchises; provided, however, that the Borrower may consummate any merger or consolidation permitted under Section 5.02(b); and provided further that the Borrower shall not be required to preserve any such right or franchise if the management of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and that the loss thereof is not disadvantageous in any material respect to the Lenders.

(e)            Visitation Rights. At any reasonable time and from time to time during normal business hours (but not more than once annually if no Event of Default has occurred and is continuing), upon reasonable notice to the Borrower, permit the Administrative Agent or any of the Lenders, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account, and visit the properties, of the Consolidated Group, and to discuss the affairs, finances and accounts of the Consolidated Group with any of the members of the senior treasury staff of the Borrower.

(f)            Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Consolidated Group, in all material respects, and sufficient to permit the preparation of financial statements in accordance with GAAP.

(g)            Maintenance of Properties, Etc. Cause all of its properties that are used or useful in the conduct of its business or the business of any member of the Consolidated Group to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, and cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except, in each case, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(h)            Transactions with Affiliates. Conduct, and cause each member of the Consolidated Group to conduct, all material transactions otherwise permitted under this Agreement with any of their Affiliates (excluding the members of the Consolidated Group) on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; provided that the provisions of this Section 5.01(h) shall not apply to the following:

(i)            the payment of dividends or other distributions (whether in cash, securities or other property) with respect to any Equity Interests in a member of the Consolidated Group, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in such Person or any option, warrant or other right to acquire any such Equity Interests in such Person;

(ii)            payment of, or other consideration in respect of, compensation to, the making of loans to and payment of fees and expenses of and indemnities to officers, directors, employees or consultants of a member of the Consolidated Group and payment, or other consideration in respect of, directors’ and officers’ indemnities;

(iii)            transactions pursuant to any agreement to which a member of the Consolidated Group is a party on the date hereof and set forth on Schedule 5.01(h);

(iv)            transactions with joint ventures for the purchase or sale of property or other assets and services entered into in the ordinary course of business and in a manner consistent with past practices;

(v)            transactions ancillary to or in connection with the Transactions;

(vi)            transactions approved by a majority of Disinterested Directors of the Borrower or of the relevant member of the Consolidated Group in good faith; or

(vii)            any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the board of directors of the Borrower (or the board of directors of the relevant member of the Consolidated Group) from an accounting, appraisal or investment banking firm that is (a) in the good faith determination of the Borrower qualified to render such letter and (b) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Borrower or the relevant member of the Consolidated Group, as applicable, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

(i)            Reporting Requirements. Furnish to the Administrative Agent for further distribution to the Lenders:

(i)            as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Borrower, a Consolidated balance sheet of the Consolidated Group as of the end of such quarter and Consolidated statements of earnings and cash flows of the Consolidated Group for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified by the Chief Financial Officer, the Controller or the Treasurer of the Borrower as having been prepared in accordance with GAAP (subject to the absence of footnotes and year end audit adjustments);

(ii)            as soon as available and in any event within 100 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Consolidated Group, containing a Consolidated balance sheet of the Consolidated Group as of the end of such fiscal year and Consolidated statements of earnings and cash flows of the Consolidated Group for such fiscal year, in each case accompanied by an unqualified opinion or an opinion reasonably acceptable to the Required Lenders by Ernst & Young LLP or other independent public accountants of recognized national standing;

(iii)            simultaneously with each delivery of the financial statements referred to in subclauses (i) and (ii) of this Section 5.01(i), a certificate of the Chief Financial Officer, the Controller or the Treasurer of the Borrower that no Default or Event of Default has occurred and is continuing (or if such event has occurred and is continuing the actions being taken by the Borrower to cure such Default or Event of Default), including, if such covenant is tested at such time, setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03;

(iv)            as soon as possible and in any event within five days after any Responsible Officer of the Borrower shall have obtained actual knowledge of the occurrence of each Default (or, with respect to Section 6.01(d), any default under the agreement or instrument relating to the applicable Debt subject to Section 6.01(d)) continuing on the date of such statement, a statement of the Chief Financial Officer, the Controller or the Treasurer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(v)            promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its securityholders, in their capacity as such, and copies of all reports and registration statements that members of the Consolidated Group file with the SEC or any national securities exchange;

(vi)            promptly after a Responsible Officer of the Borrower obtains knowledge of the commencement thereof, notice of all actions, suits, investigations, litigations and proceedings before any court, governmental agency or arbitrator affecting the Consolidated Group of the type described in Section 4.01(f)(ii); and

(vii)            such other information respecting the Consolidated Group as any Lender through the Administrative Agent may from time to time reasonably request.

Information required to be delivered pursuant to subsections (i), (ii) and (v) of Section 5.01(i) above shall be deemed to have been delivered if such information, or one or more annual or quarterly or other reports or proxy statements containing such information, shall have been posted and available on the website of the SEC at http://www.sec.gov (and a confirming electronic correspondence is delivered or caused to be delivered by the Borrower to the Administrative Agent providing notice of such availability). The Borrower hereby acknowledges that the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar secure electronic system.

(j)            Sanctions and FCPA. The Borrower (a) shall not use the proceeds of any Advances, and (b) shall ensure and shall cause each other member of the Consolidated Group to ensure, and, to their knowledge, their respective officers, employees, directors and agents (in their capacity as officers, employees, directors or agents, respectively, of the Borrower or another member of the Consolidated Group), shall ensure, that the proceeds of any Advances shall not be used by such Persons, in each case of clause (a) and (b), (i) to fund any activities or business of or with any Embargoed Person, or in any country or territory, that at the time of such funding is the target of comprehensive Sanctions, except as permitted for a person required to comply with Sanctions, (ii) in any other manner that would result in a violation of any Sanctions by the Agents, Lenders, the Borrower or any member of the Consolidated Group or (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws.

(k)            [Reserved].

(l)            Accounting Changes. The Borrower will not change its fiscal year-end from December 31 of each calendar year; provided that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 5.02      Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not:

(a)            Liens, Etc. Incur, issue, assume or guarantee, or permit any Domestic Subsidiary to incur, issue, assume or guaranty, at any time, any Borrowed Debt secured by a Lien on any Principal Domestic Property of the Borrower or any Domestic Subsidiary, or any shares of stock or Borrowed Debt of any Domestic Subsidiary (other than Margin Stock), without effectively providing that the Advances outstanding at such time (together with, if the Borrower shall so determine, any other Borrowed Debt of the Borrower or such Domestic Subsidiary existing at such time or thereafter created that is not subordinate to the Advances) shall be secured equally and ratably with (or prior to) such secured Borrowed Debt, so long as such secured Borrowed Debt shall be so secured, unless, after giving effect thereto, the aggregate amount of all such secured Borrowed Debt would not exceed 15% of Consolidated Net Assets as determined at the time of the incurrence of such Lien; provided, however, that this Section 5.02(a) shall not apply to, and there shall be excluded from secured Borrowed Debt in any computation under this Section 5.02(a), Borrowed Debt secured by:

(i)            Liens on property of, or on any shares of stock or Borrowed Debt of, any Person existing at the time such Person becomes a Domestic Subsidiary;

(ii)            Liens in favor of the Borrower or any Domestic Subsidiary;

(iii)            Liens on property of the Borrower or any Domestic Subsidiary in favor of the United States or any State thereof, or any department, agency or instrumentality or political subdivision of the United States or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute;

(iv)            Liens for Taxes not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(v)            Liens on property, shares of stock or Borrowed Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price or construction or improvement cost thereof or to secure any Debt incurred prior to, at the time of, or within 180 days after, the acquisition of such property or shares or Borrowed Debt or the completion of any such construction or improvement for the purpose of financing all or any part of the purchase price or construction or improvement cost thereof;

(vi)            Liens existing on the Effective Date;

(vii)            Liens incurred in connection with pollution control, industrial revenue or similar financing;

(viii)            survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases, licenses, special assessments, rights of way covenants, conditions, restrictions and declarations on or with respect to the use of real property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Domestic Subsidiary; and

(ix)            any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Borrowed Debt secured by any Lien referred to in subclauses (i) through (vii) of this Section 5.02(a); provided, that (i) such extension renewal or replacement Lien shall be limited to all or a part of the same property, shares of stock or Debt that secured the Lien extended, renewed or replaced (plus improvements on such property) and (ii) the Borrowed Debt secured by such Lien at such time is not increased.

(b)            Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (other than Margin Stock) (whether now owned or hereafter acquired) to, any Person, or permit any member of the Consolidated Group to do so, except that:

(i)            any member of (x) the Consolidated Group other than the Borrower may merge or consolidate with or into, or (y) the Consolidated Group may dispose of assets to, in each case, any other member of the Consolidated Group;

(ii)            the Borrower may merge with any other Person so long as (A) the Borrower is the surviving entity or (B) the surviving entity shall assume, by agreement reasonably satisfactory in form and substance to the Required Lenders, all of the rights and obligations of the Borrower under this Agreement and the other Loan Documents;

(iii)            any member of the Consolidated Group (other than the Borrower) may merge or consolidate with or into another Person, convey, transfer, lease or otherwise dispose of all or any portion of its assets so long as (A) the consideration received in respect of such merger, consolidation, conveyance, transfer, lease or other disposition, if in excess of $500,000,000, is at least equal to the fair market value of such assets (as determined by the Borrower in good faith at the time of such transaction) and (B) no Material Adverse Effect would reasonably be expected to result from such merger, consolidation, conveyance, transfer, lease or other disposition (as determined by the Borrower in good faith at the time of such transaction);

provided, in the cases of clause (ii) hereof, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c)            Change in Nature of Business. Make any material change in the nature of the business of the Consolidated Group, taken as a whole, from that carried out by the Borrower and its Subsidiaries on the Effective Date; it being understood that this Section 5.02(c) shall not prohibit members of the Consolidated Group from conducting any business or business activities incidental or related to such business as carried on as of the Effective Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

Section 5.03      Financial Covenant. (a)  Beginning on the last day of the first fiscal quarter ending after the Effective Date and on the last day of each fiscal quarter ending thereafter, the Borrower will not permit, as of the last day of any such fiscal quarter, the ratio of (x) Consolidated Total Debt at such time to (y) Consolidated EBITDA of the Borrower (the “Consolidated Leverage Ratio”) for the four consecutive fiscal quarter period ending as of such date to exceed 3.75:1.00; provided, that at the election of the Borrower, exercised by written notice delivered by the Borrower to the Administrative Agent at any time prior to the date that is thirty (30) days following consummation of any subsequent Material Acquisition by the Borrower or any Subsidiary such maximum Consolidated Leverage Ratio shall be increased to 4.25:1.00 with respect to the last day of the fiscal quarter during which such Material Acquisition shall have been consummated and the last day of each of the immediately following three consecutive fiscal quarters.

(b)            At any time after the definitive agreement for any Material Acquisition shall have been executed (or, in the case of a Material Acquisition in the form of a tender offer or similar transaction, after the offer shall have been launched) and prior to the consummation of such Material Acquisition (or termination of the definitive documentation in respect thereof), in each case, any Acquisition Debt (and the proceeds of such Acquisition Debt) shall be excluded from the definition of Consolidated Leverage Ratio; provided that (x) the definitive documentation relating to such Acquisition Debt shall contain “special mandatory redemption” or escrow provisions (or other similar provisions) or otherwise require such indebtedness to be redeemed or prepaid if such Material Acquisition is not consummated by a date specified in such definitive documentation and (y) if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Material Acquisition is terminated in accordance with its terms prior to such Material Acquisition or such Material Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Acquisition Debt, such Acquisition Debt is so redeemed or prepaid by the date that it is required to be redeemed or prepaid in such circumstances pursuant to the terms of such Acquisition Debt.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01      Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)            The Borrower shall fail (i) to pay any principal of any Advance when the same becomes due and payable or (ii) to pay any interest on any Advance or make any payment of fees or other amounts payable under this Agreement within five Business Days after the same becomes due and payable; or

(b)            Any representation or warranty made by the Borrower herein or in any other Loan Document or by or on behalf of the Borrower in connection with this Agreement or in any certificate or other document furnished pursuant to or in connection with this Agreement, if any, in each case shall prove to have been incorrect in any material respect when made or deemed made; or

(c)            (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d)(i), 5.01(i)(iv), 5.02(a), 5.02(b), 5.02(c) or 5.03 or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement, if any, in each case on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent; or

(d)            The Borrower or any Significant Subsidiary shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal amount, or, in the case of any Hedge Agreement, having an Agreement Value, of at least $500,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Significant Subsidiary, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or the Borrower shall default in its obligations under any agreement or instrument relating to any such Debt, which default shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default is to accelerate, or to permit the acceleration of, the maturity of such Debt; provided that, such failure above shall not have been remedied and is not waived by the holders of such Debt prior to the termination of the Commitments hereunder and the acceleration of the Advances or the exercise of other remedies pursuant to this Section 6.01; or

(e)            The Borrower or any Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any Significant Subsidiary seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), such proceeding shall remain undismissed or unstayed for a period of 60 days; or

(f)            Any one or more judgments or orders for the payment of money in excess of $500,000,000 shall be rendered against a member of the Consolidated Group and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) within 60 days after the entry, issue, or levy thereof, such judgment or order has not been paid or discharged or stayed pending appeal, or, after the expiration of any such stay, such judgment or order has not been paid or discharged; provided, however, that, for purposes of determining whether an Event of Default has occurred under this Section 6.01(f), the amount of any such judgment or order shall be reduced to the extent that (A) such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (B) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, such judgment or order; or

(g)            (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as amended), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into or exchangeable for such Voting Stock) representing 50% or more of the combined voting power of all Voting Stock of the Borrower (on a fully diluted basis); or (ii) a majority of the members of the board of directors of the Borrower shall cease to be Continuing Directors; or

(h)            One or more of the following shall have occurred or is reasonably expected to occur, which in each case would reasonably be expected to result in a Material Adverse Effect: (i) any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan; or (iii) the “endangered” or “critical” status or termination of a Multiemployer Plan; or

(i)            (1) All or a material portion of this Agreement shall cease to be valid and enforceable against the Borrower as found in a final, nonappealable judgment by a court of competent jurisdiction (except to the extent it is terminated in accordance with its terms and except to the extent such claim is made by an Agent or a Lender), unless the Borrower promptly reaffirms in writing its obligations hereunder or (2) the Borrower shall so assert in writing;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an Event of Default under Section 6.01(e), (A) the Commitment of each Lender shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

THE AGENTS

Section 7.01      Authorization and Action. Each Lender hereby irrevocably appoints JPMorgan Chase Bank, N.A. (or an Affiliate thereof designated by it) to act on its behalf as the Administrative Agent hereunder and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VII (other than (x) Section 7.10, to the extent set forth therein, (y) the third sentence of Section 7.04 and (z) Section 7.06) are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions (other than the third sentence of Section 7.04).

Section 7.02      Administrative Agent Individually. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity as a Lender. Such Person and its Affiliates may accept deposits from, own securities of, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any member of the Consolidated Group or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 7.03      Duties of Administrative Agent; Exculpatory Provisions.

(a)            The Administrative Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature, and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein or in any other Loan Document. Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in any other Loan Document); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.

(b)            The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.01 or Section 6.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until the Borrower or any Lender shall have given notice to the Administrative Agent describing such Default or Event of Default.

(c)            Neither the Administrative Agent nor any other Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, any other Loan Document or any information memorandum delivered in connection with the syndication of this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)            Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender, and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

Section 7.04      Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the Effective Date or the making of any Advance that by its terms must be fulfilled to the satisfaction of a Lender, each Lender shall be deemed to have consented to, approved or accepted such condition unless (i) an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the occurrence of the Effective Date or the making of such Advance, as applicable, and (ii) in the case of a condition to the making of an Advance, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 7.05      Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub agent and the Related Parties of the Administrative Agent and each such sub agent shall be entitled to the benefits of all provisions of this Article VII and Section 8.04 (as though such sub-agents were the “Administrative Agent” under this Agreement) as if set forth in full herein with respect thereto.

Section 7.06      Resignation of Administrative Agent.

(a)            The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right (with the consent of the Borrower, provided that no consent of the Borrower shall be required if an Event of Default pursuant to Section 6.01(a) or (e) has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders (and with the consent of the Borrower, provided that no consent of the Borrower shall be required if an Event of Default has occurred and is continuing), appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)            If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, such Person shall automatically and without the taking of any action by any Person, be removed as Administrative Agent on the date that is 30 days following the date such Person became a Defaulting Lender (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”). In connection therewith, the Required Lenders, in consultation with the Borrower, shall appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment on or prior to the Removal Effective Date, then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)            With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VII and Section 8.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 7.07      Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 7.08      Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Advances made by each of them (or, if no Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, in each case, acting in the capacity of Administrative Agent; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not promptly reimbursed for such expenses by the Borrower.

Section 7.09      Other Agents. None of the Lenders identified on the facing page or signature pages of this Agreement as a “syndication agent”, “arranger”, “bookrunner” or “documentation agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 7.10      ERISA. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, or the Commitments, or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender's entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender's entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE VIII

MISCELLANEOUS

Section 8.01      Amendments, Etc.(a)      Subject to Sections 2.05(d) and 2.08(f), no amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing, do any of the following:

(i)            [reserved];

(ii)            increase or extend the Commitments of a Lender or subject a Lender to any additional obligations, unless signed by such Lender;

(iii)            reduce the principal of, or stated rate of interest on, the Advances, the stated rate at which any fees hereunder are calculated or any other amounts payable hereunder, unless signed by each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Interest” or to waive any obligation of the Borrower to pay Default Interest;

(iv)            postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, unless signed by each Lender directly and adversely affected thereby;

(v)            change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that, in each case, shall be required for the Lenders or any of them to take any action hereunder, unless signed by all Lenders;

(vi)            change Section 2.06, Section 2.13(a) or Section 2.15, in each case in a manner that would affect the ratable sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby; or

(vii)            amend this Section 8.01 or the definition of “Required Lenders”, unless signed by all Lenders;

and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement. Notwithstanding the foregoing, the Administrative Agent and the Borrower may amend any Loan Document to correct any errors, mistakes, omissions, defects or inconsistencies, or to effect administrative changes that are not adverse to any Lender, and such amendment shall become effective without any further consent of any other party to such Loan Document other than the Administrative Agent and the Borrower.

Section 8.02      Notices, Etc. (a)  All notices and other communications provided for hereunder shall be in writing (including telecopier) and mailed, telecopied or delivered, if to the Borrower or the Administrative Agent, to the address, telecopier number or if applicable, electronic mail address, specified for such Person on Schedule II; or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed or telecopied, be effective three Business Days after being deposited in the mails, postage prepaid, or upon confirmation of receipt (except that if electronic confirmation of receipt is received at a time that the recipient is not open for business, the applicable notice or communication shall be effective at the opening of business on the next business day of the recipient), respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VII shall not be effective until received by the Administrative Agent. Delivery by telecopier or other electronic communication of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b)            Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)            The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any notice and other communications available to the Lenders by posting the notices and other communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(d)            Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(e)            THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY SYNDICATION AGENT, ANY DOCUMENTATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND (OTHER THAN FOR DIRECT OR ACTUAL DAMAGES TO THE EXTENT THEY ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NON-APPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PARTY), INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(f)            Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any communication has been posted to the Approved Electronic Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement. Each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each “public-side” Lender (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower and its Subsidiaries or any of their respective securities) (each a “Public Lender”) agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Approved Electronic Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Approved Electronic Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

(g)            If any notice required under this Agreement is permitted to be made, and is made, by telephone, actions taken or omitted to be taken in reliance thereon by the Administrative Agent or any Lender shall be binding upon the Borrower notwithstanding any inconsistency between the notice provided by telephone and any subsequent writing in confirmation thereof provided to the Administrative Agent or such Lender; provided that any such action taken or omitted to be taken by the Administrative Agent or such Lender shall have been in good faith and in accordance with the terms of this Agreement.

(h)            With respect to notices and other communications hereunder from the Borrower to any Lender, the Borrower shall provide such notices and other communications to the Administrative Agent, and the Administrative Agent shall promptly deliver such notices and other communications to any such Lender in accordance with subsection (b) above or otherwise.

(i)            Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store notices or other communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(j)            Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 8.03      No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by applicable law.

Section 8.04      Costs and Expenses; Limitation of Liability; Indemnity. (a)  The Borrower agrees to pay, upon demand, all reasonable and documented out-of-pocket costs and expenses of each Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement and the other documents to be delivered hereunder, including, (i) all due diligence, syndication (including printing and distribution), duplication and messenger costs and (ii) the reasonable and documented fees and expenses of a single primary counsel (and a local counsel in each relevant jurisdiction) for the Agents and the Lenders with respect thereto and with respect to advising the Agents as to their respective rights and responsibilities under this Agreement. The Borrower further agrees to pay, upon demand, all reasonable and documented out-of-pocket costs and expenses of the Agents and the Lenders, if any, in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder, including, but limited, in the case of fees and expenses of counsel to reasonable and documented fees and expenses of a single primary counsel and an additional single local counsel in any local jurisdictions for the Agents and the Lenders and, in the case of an actual or perceived conflict of interest where the Administrative Agent notifies the Borrower of the existence of such conflict, one additional counsel, in connection with the enforcement of rights under this Agreement.

(b)            To the extent permitted by applicable law (i) the Borrower shall not assert, and the Borrower hereby waives, any claim against any Agent and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet) other than actual or direct damages that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties, and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Advance or the use of the proceeds thereof; provided that, nothing in this Section 8.04(b) shall relieve the Borrower of any obligation it may have to indemnify an Indemnified Party, as provided in Section 8.04(c), against any special, indirect, consequential or punitive damages asserted against such Indemnified Party by a third party.

(c)            The Borrower agrees to indemnify and hold harmless each Agent and each Lender and each of their Related Parties (each, an “Indemnified Party”) from and against any and all claims, damages, losses, penalties, liabilities and expenses (provided, that, the Borrower’s obligations to the Indemnified Parties in respect of fees and expenses of counsel shall be limited to the reasonable fees and expenses of one counsel for all Indemnified Parties, taken together (and, if reasonably necessary, one local counsel in any relevant jurisdiction) and, solely in the case of an actual or potential conflict of interest, of one additional counsel for all Indemnified Parties, taken together (and, if reasonably necessary, one local counsel in any relevant jurisdiction)) (all such claims, damages, losses, penalties, liabilities and reasonable expenses being, collectively, the “Losses”) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (i) this Agreement, any of the transactions contemplated hereby or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Consolidated Group or any Environmental Action relating in any way to the Consolidated Group, in each case whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or whether any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent Losses (A) are found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Party or any of its Affiliates (including any breach of its obligations under this Agreement), (B) result from any dispute between an Indemnified Party and one or more other Indemnified Parties (other than against an Agent acting in such a role) or (C) result from the claims of one or more Lenders solely against one or more other Lenders (and not claims by one or more Lenders against any Agent acting in its capacity as such except, in the case of Losses incurred by any Agent or any Lender as a result of such claims, to the extent such Losses are found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct (including any breach of its obligations under this Agreement)) not attributable to any actions of a member of the Consolidated Group and for which the members of the Consolidated Group otherwise have no liability. Notwithstanding the foregoing, this Section 8.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(d)            If any payment of principal of, or Conversion of, any Adjusted Term SOFR Rate Advance or Adjusted EURIBOR Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of (i) a payment or Conversion pursuant to Section 2.06, 2.08(e), 2.10 or 2.12, (ii) acceleration of the maturity of the Advances pursuant to Section 6.01, (iii) a payment by an Eligible Assignee to any Lender other than on the last day of the Interest Period for such Advance upon an assignment of the rights and obligations of such Lender under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 8.07(a) or (iv) for any other reason, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional reasonable losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or as a result of any inability to Convert or exchange in the case of Section 2.08 or 2.12, including, without limitation, any reasonable loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(e)            Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder.

Section 8.05      Right of Setoff. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such setoff and application is made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and its Affiliates under this Section 8.05 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that such Lender and its Affiliates may have.

Section 8.06      Binding Effect; Severability. (a) This Agreement shall become effective upon the satisfaction (or waiver in accordance with Section 8.01) of the conditions set forth in Section 3.01 and, thereafter, shall be binding upon and inure to the benefit of, and be enforceable by, the Borrower, the Administrative Agent and each Lender and their respective successors and permitted assigns, except that the Borrower shall have no right to assign its rights hereunder or any interest herein without the prior written consent of each Lender, and any purported assignment without such consent shall be null and void. No Lender shall have the right to assign all or a portion of its rights and obligations under this Agreement in violation of Section 8.07.

(b)  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provision of this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agentor any Lender, as applicable, then such provision shall be deemed to be in effect only to the extent not so limited.

Section 8.07      Assignments and Participations. (a)  (1) Each Lender shall not assign all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it) except that each Lender may, with the consent of the Borrower and the Administrative Agent, which consents shall not be unreasonably withheld or delayed and, in the case of the Borrower, (A) shall not be required while an Event of Default has occurred and is continuing and (B) shall be deemed given if the Borrower shall not have objected within 10 Business Days following its receipt of notice of such assignment and (2) within five days after demand by the Borrower (with a copy of such demand to the Administrative Agent) to (i) any Defaulting Lender, (ii) any Lender that has made a demand for payment pursuant to Section 2.11 or 2.14, (iii) any Lender that has asserted pursuant to Section 2.08(b) or 2.12 that it is impracticable or unlawful for such Lender to make Adjusted Term SOFR Rate Advances or Adjusted EURIBOR Rate Advances or (iv) any Lender that fails to consent to an amendment or waiver hereunder for which consent of all Lenders (or all affected Lenders or all adversely affected Lenders) is required and, with respect to any amendment or waiver requiring the consent of all Lenders, as to which the Required Lenders shall have given their consent, such Lender shall, in each case of clauses (1) and (2) above, assign to one or more Persons (other than natural persons) all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it); provided, however, that:

(A)            such consent shall not be required in the case of an assignment to any other Lender, an Affiliate of any Lender or an Approved Fund; provided that notice thereof shall have been given to the Borrower and the Administrative Agent;

(B)            each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;

(C)            except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $25,000,000 or an integral multiple of $5,000,000 in excess thereof;

(D)            each such assignment shall be to an Eligible Assignee;

(E)            each such assignment made as a result of a demand by the Borrower pursuant to this Section 8.07(a)(2) shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that, in the aggregate, cover all of the rights and obligations of the assigning Lender under this Agreement;

(F)            no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 8.07(a)(2), (1) unless and until such Lender shall have received one or more payments in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount, and from the Borrower or one or more Eligible Assignees in an aggregate amount equal to all other amounts accrued to such Lender under this Agreement (including, without limitation, any amounts owing under Sections 2.11, 2.14 or 8.04(c)) and (2) unless and until the Borrower shall have paid (or caused to be paid) to the Administrative Agent a processing and recordation fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(G)            the parties to each such assignment (other than, except in the case of a demand by the Borrower pursuant to this Section 8.07(a)(2), the Borrower) shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance and, if such assignment does not occur as a result of a demand by the Borrower pursuant to this Section 8.07(a) (in which case the Borrower shall pay the fee required by subclause (F)(3) of this Section 8.07(a)(2)), a processing and recordation fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and provided further that in the event that, in connection with a demand by the Borrower pursuant to this Section 8.07(a), the assignor shall not execute and deliver the relevant Assignment and Acceptance within one Business Day of the Borrower’s request, such assignor shall be deemed to have executed and delivered such Assignment and Acceptance. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement, except that such assigning Lender shall continue to be entitled to the benefit of Section 8.04(a) and (b) with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b)            By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:

(i)            other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto;

(ii)            such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto;

(iii)            such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(e) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(iv)            such assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(v)            such assignee confirms that it is an Eligible Assignee;

(vi)            such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and

(vii)            such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c)            Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(d)            The Administrative Agent, acting solely for this purpose as the agent of the Borrower, shall maintain at its address referred to in Section 8.02(a) a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount (and stated interest) of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)            Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates or any natural person) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it) without the consent of the Administrative Agent or the Borrower; provided, however, that:

(i)            such Lender’s obligations under this Agreement (including, without limitation, its Commitment) shall remain unchanged;

(ii)            such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(iii)            such Lender shall remain the Lender of any such Advance for all purposes of this Agreement;

(iv)            the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; and

(v)            no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by the Borrower herefrom or therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or stated rate of interest on, the Advances or the stated rate at which any fees or any other amounts payable hereunder are calculated (other than any amendment to the definition of “Default Interest” or to waive any obligation of the Borrower to pay Default Interest), in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or any other amounts payable hereunder, in each case to the extent subject to such participation.

Each Lender shall promptly notify the Borrower after any sale of a participation by such Lender pursuant to this Section 8.07(e); provided that the failure of such Lender to give notice to the Borrower as provided herein shall not affect the validity of such participation or impose any obligations on such Lender or the applicable participant.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)            Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Information received by it from such Lender as more fully set forth in Section 8.08.

(g)            Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation and the Advances owing to it) to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or any central bank having jurisdiction over such Lender.

Section 8.08      Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that the Administrative Agent or such Lender, as applicable, agrees that it will, to the extent practicable and other than with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, notify the Borrower promptly thereof, unless such notification is prohibited by law, rule or regulation), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 8.08, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 8.08 or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower. In addition, the Agents may disclose the existence and terms of this Agreement and the identity of the parties hereto (including titles) to market data collectors and service providers to the Agents in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section 8.08, “Information” means this Agreement and the other Loan Documents and all information received from the Consolidated Group relating to the Consolidated Group or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Consolidated Group.

Section 8.09      Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 8.10      Execution in Counterparts; Electronic Execution. (a) This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile or in a .pdf or similar file shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)            Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 8.02), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Borrower, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 8.11      Jurisdiction, Etc. (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court sitting in New York County or any federal court of the United States of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in any such New York State court or, to the extent permitted by law, in any such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)            Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)            Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.02. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 8.12      Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

Section 8.13      No Advisory or Fiduciary Responsibility. In its capacity as an Agent or a Lender, (a) no Agent or Lender has any responsibility except as set forth herein and (b) no Agent or Lender shall be subject to any fiduciary duties or other implied duties (to the extent permitted by law to be waived). The Borrower agrees that it will not take any position or bring any claim against any Agent or any Lender that is contrary to the preceding sentence.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof), the Borrower acknowledges and agrees that: (i) the arranging and other services regarding this Agreement provided by the Agents and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agents and the Lenders, on the other hand; (ii) each Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor or agent for the Borrower or any of its Affiliates, or any other Person; and (iii) the Agents, the Lenders and each of their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Agent or Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates.

Section 8.14      Waiver of Jury Trial. Each of the Borrower, the Administrative Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Administrative Agent, any Lender or the Borrower in the negotiation, administration, performance or enforcement thereof.

Section 8.15      Conversion of Currencies. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 8.15 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 8.16      Acknowledgment and Consent to Bail In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 8.17      Nonreliance. Each of the Lenders hereby represents that it is not relying on or looking to any Margin Stock as collateral in the extension or maintenance of the credit provided for herein.

Section 8.18      Erroneous Payments. (a) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.18 shall be conclusive, absent manifest error.

(b)            Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)            The Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount, (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Borrower except to the extent such erroneous Payment (or portion thereof) is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received from the Borrower for the purpose of prepaying, repaying, discharge or otherwise satisfying such Obligations and (z) this Section 8.18 shall not in any way increase or otherwise alter the obligations and liabilities of the Borrower under the Loan Documents.

(d)            Each party’s obligations under this Section 8.18 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 8.19      Amendment and Restatement. Upon the occurrence of the Effective Date, (i) the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, (ii) each of the commitments of the lenders under the Existing Credit Agreement shall be terminated and, to the extent that such Persons constitute Lenders hereunder, shall be replaced with their respective Commitments hereunder and (iii) all accrued and unpaid interest and fees and other amounts owing under the Existing Credit Agreement shall have been paid by the Borrower under the Existing Credit Agreement, whether or not such interest, fees or other amounts would otherwise be due and payable at such time pursuant to the Existing Credit Agreement. The parties hereto acknowledge and agree that, except as otherwise expressly provided herein, this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation of the obligations under the Existing Credit Agreement or the other Loan Documents as in effect prior to the Effective Date and which remain outstanding as of the Effective Date. This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver or other modification, whether or not similar and, except as expressly provided herein or in any other Loan Document, all terms and conditions of the other Loan Documents remain in full force and effect.

Section 8.20      Interest Rate Limitation.      Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Advance owing under this Agreement, together with all fees, charges and other amounts that are treated as interest on such Advance under applicable law (collectively, “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender or other Person holding such Advance in accordance with applicable law, the rate of interest payable in respect of such Advance hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Advance but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges paid to such Lender in respect of other Advances or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the applicable Overnight Bank Funding Rate to the date of repayment, shall have been received by such Lender.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ABBVIE INC., as Borrower

By:	/s/ Wayne Klintworth
Name: Wayne Klintworth
Title: Vice President

[Signature Page to Second Amended and Restated Revolving Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender

By:	/s/ Eduardo Lopez Peiro
Name: Eduardo Lopez Peiro
Title: Vice President

[Signature Page to Second Amended and Restated Revolving Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Darren Merten
Name: Darren Merten
Title: Director

[Signature Page to Second Amended and Restated Revolving Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC.,as a Lender

By:	/s/ Michael King
Name: Michael King
Title: Vice President

[Signature Page to Second Amended and Restated Revolving Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

[Signature Page to Second Amended and Restated Revolving Credit Agreement]

BARCLAY BANK PLC, as a Lender

By:	/s/ Evan Moriarty
Name: Evan Moriarty
Title: Vice President

[Signature Page to Second Amended and Restated Revolving Credit Agreement]

BNP PARIBAS, as a Lender

By:	/s/ Michael Pearce
Name: Michael Pearce
Title: Managing Director

By:	/s/ Reid Hill
Name: Reid Hill
Title: Managing Director

[Signature Page to Second Amended and Restated Revolving Credit Agreement]

CITIBANK, N.A., as a Lender

By:	/s/ Eugene Yermash
Name: Eugene Yermash
Title: Vice President

[Signature Page to Second Amended and Restated Revolving Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Director

[for Lenders requiring two signature blocks]

By:	/s/ Marko Lukin
Name: Marko Lukin
Title: Vice President

[Signature Page to Second Amended and Restated Revolving Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ William E. Briggs IV
Name: William E. Briggs IV
Title: Authorized Signatory

[Signature Page to Second Amended and Restated Revolving Credit Agreement]

HSBC BANK USA, National Association, as a Lender

By:	/s/ Dennis Tybor
Name: Dennis Tybor
Title: Senior Vice President #23307

[Signature Page to Second Amended and Restated Revolving Credit Agreement]

MIZUHO BANK, LTD., as a Lender

By:	/s/ Tracy Rahn
Name: Tracy Rahn
Title: Executive Director

[for Lenders requiring two signature blocks]

By:
Name:
Title:

[Signature Page to Second Amended and Restated Revolving Credit Agreement]

SOCIETE GENERALE, as a Lender

By:	/s/ William Aishton
Name: William Aishton
Title: Director

[Signature Page to Second Amended and Restated Revolving Credit Agreement]

Wells Fargo Bank, N.A, as a Lender

By:	/s/ Andrea Chen
Name: Andrea Chen
Title: Managing Director

[Signature Page to Second Amended and Restated Revolving Credit Agreement]

LLOYDS BANK PLC, as a Lender

By:	/s/ Lee Chester
Name: Lee Chester
Title: Associate Director

[Signature Page to Second Amended and Restated Revolving Credit Agreement]

MUFG BANK, LTD., as a Lender

By:	/s/ Jack Lonker
Name: Jack Lonker
Title: Authorized Signatory

[Signature Page to Second Amended and Restated Revolving Credit Agreement]

Banco Santander, S.A., New York Branch, as a Lender

By:	/s/ Andrea Barbosa
Name: Andrea Barbosa
Title: Managing Director

By:	/s/ Rita Waltz-Cuccioli
Name: Rita Waltz-Cuccioli
Title: Executive Director

[Signature Page to Second Amended and Restated Revolving Credit Agreement]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Lender

By:	/s/ Mike Tkach
Name: Mike Tkach
Title: Authorized Signatory

[Signature Page to Second Amended and Restated Revolving Credit Agreement]

US Bank, National Association, as a Lender

By:	/s/ Michael West
Name: Michael West
Title: Senior Vice President

[Signature Page to Second Amended and Restated Revolving Credit Agreement]

The Northern Trust Company, as a Lender

By:	/s/ Lisa DeCristofaro
Name: Lisa DeCristofaro
Title: SVP

[Signature Page to Second Amended and Restated Revolving Credit Agreement]